EXECUTION VERSION

REVOLVING CREDIT AND TERM LOAN

AGREEMENT

Dated as of May 18, 2005

among

QUAKER FABRIC CORPORATION OF FALL RIVER

as Borrower,

BANK OF AMERICA, N.A., and the Other Lending

Institutions Listed on Schedule 1 hereto,

BANK OF AMERICA, N.A.

as Administrative Agent and Issuing Bank,

FLEET NATIONAL BANK

as Cash Management Bank,

with

BANC OF AMERICA SECURITIES LLC

as Sole Lead Arranger and Book Manager

Page

1.	DEFINITIONS AND RULES OF INTERPRETATION			1
	1.1.	Definitions		1
	1.2.	Rules of Interpretation		22
2.	REVOLVING LOANS AND TERM LOAN			23
	2.1.	Revolving Loans		23
	2.2.	Commitment Fee		23
	2.3.	Reduction of Commitments		24
	2.4.	The Revolving Notes		24
	2.5.	Interest on Revolving Loans		25
	2.6.	Requests for Revolving Loans		25
		2.6.1.	General	25
		2.6.2.	Swing Line	25
	2.7.	Conversion Options		26
		2.7.1.	Conversion to Different Type of Revolving Loan	26
		2.7.2.	Continuation of Type of Revolving Loan	26
		2.7.3.	LIBOR Rate Loans	26
	2.8.	Funds for Revolving Loans		27
		2.8.1.	Funding Procedures for Revolving Loans	27
		2.8.2.	Advances by Administrative Agent for Revolving Loans	27
	2.9.	Change in Borrowing Bases		27
	2.10.	Settlements		27
		2.10.1.	General	28
		2.10.2.	Failure to Make Funds Available	28
		2.10.3.	No Effect on Other Lenders	28
	2.11.	Repayments of Revolving Loans Prior to Event of Default		29
		2.11.1.	Credit for Funds Received in Concentration Account	29
		2.11.2.	Application of Payments Prior to Event of Default	29
	2.12.	Repayments of Loans After Event of Default		30
	2.13.	Term Loan		30
	2.14.	Term Notes		30
	2.15.	Interest on Term Loan		30
		2.15.1.	Interest Rates	31
		2.15.2.	Notification by Borrower	31
		2.15.3.	Amounts, etc	31
	2.16.	Administrative Agent Advances		31
3.	REPAYMENT OF LOANS			32
	3.1.	Revolving Loans.		32
		3.1.1.	Maturity	32

i

(continued)

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		3.1.2.	Mandatory Repayments of Revolving Loans	32
		3.1.3.	Optional Repayments of Revolving Loans	32
	3.2.	Term Loan.		33
		3.2.1.	Mandatory Prepayments of Term Loan	33
		3.2.2.	Optional Prepayments of Term Loan	35
4.	LETTERS OF CREDIT			35
	4.1.	Letter of Credit Commitments		35
		4.1.1.	Commitment to Issue Letters of Credit	35
		4.1.2.	Letter of Credit Applications	35
		4.1.3.	Terms of Letters of Credit	35
		4.1.4.	Reimbursement Obligations of Lenders	36
		4.1.5.	Participations of Lenders	36
	4.2.	Reimbursement Obligation of the Borrower		36
	4.3.	Letter of Credit Payments		37
	4.4.	Obligations Absolute		38
	4.5.	Reliance by Issuer		38
	4.6.	Letter of Credit Fee		38
	4.7.	Existing Letters of Credit		39
5.	CERTAIN GENERAL PROVISIONS			39
	5.1.	Fees.		39
		5.1.1.	Administrative Agent’s Fee	39
		5.1.2.	Closing Fee	39
	5.2.	Funds for Payments		39
		5.2.1.	Payments to Administrative Agent	39
		5.2.2.	No Offset, etc	39
		5.2.3.	Non-U.S. Lenders	40
	5.3.	Computations		40
	5.4.	Interest Limitation		41
	5.5.	Inability to Determine LIBOR Rate		41
	5.6.	Illegality		41
	5.7.	Additional Costs, etc		41
	5.8.	Capital Adequacy		43
	5.9.	Certificate		43
	5.10.	Indemnity		43
	5.11.	Interest After Default		43
	5.12.	Collateral Security and Guaranties		44
6.	REPRESENTATIONS AND WARRANTIES			44

(continued)

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	6.1.	Corporate Authority, Etc		44
		6.1.1.	Existence, Good Standing	44
		6.1.2.	Authorization	44
		6.1.3.	Delivery	45
		6.1.4.	Enforceability	45
	6.2.	Financial Statements; Projections		45
	6.3.	Solvency		46
	6.4.	No Material Adverse Changes, etc		46
	6.5.	Absence of Mortgages and Liens		46
	6.6.	Franchises, Patents, Copyrights, etc		46
	6.7.	Litigation		47
	6.8.	No Materially Adverse Contracts, etc		47
	6.9.	Compliance with Other Instruments, Laws, etc		47
	6.10.	Tax Status		47
	6.11.	No Default or Event of Default		47
	6.12.	Holding Company and Investment Company Acts		47
	6.13.	Employee Benefit Plans		47
		6.13.1.	In General	47
		6.13.2.	Terminability of Welfare Plans	48
		6.13.3.	Guaranteed Pension Plans	48
		6.13.4.	Multiemployer Plans	48
	6.14.	Regulations U and X		48
	6.15.	True Copies of Governing Documents		48
	6.16.	Fiscal Year		49
	6.17.	Perfection of Security Interest		49
	6.18.	Subsidiaries, etc		49
	6.19.	Environmental Compliance		49
	6.20.	Bank Accounts		50
	6.21.	Labor Contracts		51
	6.22.	Disclosure		51
	6.23.	Title to Properties; Leases		51
	6.24.	Certain Transactions		51
	6.25.	Foreign Assets Control Regulations, Etc		51
7.	AFFIRMATIVE COVENANTS OF THE PARENT AND THE BORROWER			52
	7.1.	Punctual Payment		52
	7.2.	Maintenance of Office		52
	7.3.	Records and Accounts		52
	7.4.	Financial Statements, Certificates and Information		52
	7.5.	Notices		54
		7.5.1.	Defaults	54

(continued)

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		7.5.2.	Notice of Litigation and Judgments	54
		7.5.3.	Notification of Claim against Collateral	54
		7.5.4.	Notices Concerning Inventory Collateral	55
		7.5.5.	Notification of Additional Intellectual Property Rights	55
		7.5.6.	Environmental Events	55
	7.6.	Legal Existence; Maintenance of Properties		55
	7.7.	Insurance		56
	7.8.	Taxes		56
	7.9.	Compliance with Laws, Contracts, Licenses, and Permits		56
	7.10.	Employee Benefit Plans		57
	7.11.	Use of Proceeds		57
	7.12.	Certain Changes		57
	7.13.	Conduct of Business		57
	7.14.	Further Assurances		57
	7.15.	Inspection of Properties and Books, etc		57
		7.15.1.	General	57
		7.15.2.	Appraisals	58
		7.15.3.	Communications with Accountants	58
		7.15.4.	Environmental Assessments	58
	7.16.	Additional Mortgaged Property		58
	7.17.	Bank Accounts		59
		7.17.1.	General	59
	7.18.	Domestic Subsidiaries		59
	7.19.	Landlord Waivers		59
8.	NEGATIVE COVENANTS OF THE PARENT AND THE BORROWER			59
	8.1.	Investments		60
	8.2.	Restrictions on Indebtedness		60
	8.3.	Restrictions on Liens		61
		8.3.1.	Permitted Liens	61
		8.3.2.	Restrictions on Negative Pledges and Upstream Limitations	62
	8.4.	Restricted Payments		62
	8.5.	Merger, Consolidation and Disposition of Assets		62
		8.5.1.	Mergers and Acquisitions	62
		8.5.2.	Disposition of Assets	62
	8.6.	Sale and Leaseback		63
	8.7.	Change of Fiscal Year		63
	8.8.	Employee Benefit Plans		63
	8.9.	Compliance with Environmental Laws		63
	8.10.	Change in Terms of Governing Documents		63
	8.11.	Creation of Subsidiaries		64

(continued)

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	8.12.	Transactions with Affiliates	64
	8.13.	Agency Account	64
	8.14.	Business Activities	65
9.	FINANCIAL COVENANTS OF THE PARENT AND THE BORROWER		65
	9.1.	Minimum Consolidated EBITDA	65
	9.2.	Fixed Charge Coverage Ratio	66
	9.3.	Capital Expenditures	66
10.	CLOSING CONDITIONS		67
	10.1.	Loan Documents	67
	10.2.	Certified Copies of Governing Documents	67
	10.3.	Corporate or Other Action	67
	10.4.	Incumbency Certificate	67
	10.5.	Validity of Liens	67
	10.6.	Perfection Certificates and UCC Search Results	67
	10.7.	Certificates of Insurance	68
	10.8.	Agency Account Agreements	68
	10.9.	Borrowing Base and Collateral Update Certificates	68
	10.10.	Accounts Receivable Aging Report	68
	10.11.	Payment of Closing Fees	68
	10.12.	Payoff Letter	68
	10.13.	Senior Notes	68
	10.14.	Opinions of Counsel	68
	10.15.	Survey, Taxes, etc	69
	10.16.	Title Insurance	69
	10.17.	Hazardous Waste Assessments	69
	10.18.	Solvency Certificate	69
	10.19.	No Material Adverse Change	69
	10.20.	Landlord Waivers	69
	10.21.	Landlord Consents	69
	10.22.	Collateral Examinations/Appraisals	69
	10.23.	Financial Statement and Projections	69
11.	CONDITIONS TO ALL BORROWINGS		69
	11.1.	Representations True; No Default or Event of Default	70
	11.2.	No Legal Impediment	70
	11.3.	Governmental Regulation	70
	11.4.	Proceedings and Documents	70
	11.5.	Payment of Fees	70

v

(continued)

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	11.6.	Exchange Limitations		70
	11.7.	Validity of Liens		70
	11.8.	Financial Covenants		70
12.	EVENTS OF DEFAULT; ACCELERATION; ETC			71
	12.1.	Events of Default and Acceleration		71
	12.2.	Termination of Commitments		73
	12.3.	Remedies		74
	12.4.	Distribution of Collateral Proceeds		74
13.	SETOFF			75
14.	THE ADMINISTRATIVE AGENT			76
	14.1.	Authorization		76
	14.2.	Employees and Administrative Agents		76
	14.3.	No Liability		76
	14.4.	No Representations		77
		14.4.1.	General	77
		14.4.2.	Closing Documentation, etc	77
	14.5.	Payments		77
		14.5.1.	Payments to Administrative Agent	77
		14.5.2.	Distribution by Administrative Agent	78
		14.5.3.	Delinquent Lenders	78
	14.6.	Holders of Letters of Credit Participation		78
	14.7.	Indemnity		78
	14.8.	Administrative Agent as Lender		78
	14.9.	Resignation		79
	14.10.	Notification of Defaults and Events of Default		79
	14.11.	Duties in the Case of Enforcement		79
	14.12.	Administrative Agent May File Proofs of Claim		79
15.	EXPENSES			80
16.	INDEMNIFICATION			81
17.	SURVIVAL OF COVENANTS, ETC			82
18.	ASSIGNMENT AND PARTICIPATION			82
	18.1.	General Conditions		82
	18.2.	Assignments		82

(continued)

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	18.3.	Register	83
	18.4.	Participations	83
	18.5.	Payments to Participants	84
	18.6.	Miscellaneous Assignment Provisions	84
	18.7.	Assignee or Participant Affiliated with the Parent	84
	18.8.	New Notes	84
	18.9.	Special Purpose Funding Vehicle	85
19.	NOTICES, ETC		85
20.	GOVERNING LAW		86
21.	HEADINGS		86
22.	COUNTERPARTS		86
23.	ENTIRE AGREEMENT, ETC		87
24.	WAIVER OF JURY TRIAL		87
25.	CONSENTS, AMENDMENTS, WAIVERS, ETC		87
26.	SEVERABILITY		89
27.	CONFIDENTIALITY		89
28.	USA PATRIOT ACT		90
29.	DESIGNATION OF PERMITTED LIENS		90

EXHIBITS AND SCHEDULES

Exhibit A	Form of Loan Request
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D-1	Form of Borrowing Base Certificate
Exhibit D-2	Form of Collateral Update Certificate
Exhibit D-3	Form of Accounts Receivable/Loan Reconciliation Report
Exhibit E	Form of Revolving Note
Exhibit F	Form of Term Note

Schedule 1	Lenders, Commitment Percentages, Lending Offices
Schedule 1.1(a)	Mortgaged Properties
Schedule 4.7	Existing Letters of Credit
Schedule 6.6	Intellectual Property
Schedule 6.7	Litigation
Schedule 6.8	Material Adverse Contracts
Schedule 6.13.1	Employment Matters
Schedule 6.18	Subsidiaries
Schedule 6.19(a)	Environmental Notices
Schedule 6.19(b)	Material Environmental Notices
Schedule 6.20	Bank Accounts
Schedule 6.21	Labor Contracts
Schedule 8.1	Existing Investments
Schedule 8.2	Existing Indebtedness
Schedule 8.3.1	Existing Liens
Schedule 10.20(a)	Landlord Waivers
Schedule 10.20(b)	Post-Closing Landlord Waivers

REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS REVOLVING CREDIT AND TERM LOAN AGREEMENT dated as of May 18, 2005 is by and among Quaker Fabric Corporation of Fall River, a Massachusetts corporation (the “Borrower”), Quaker Fabric Corporation, a Delaware corporation (the “Parent”), Bank of America, N.A. and the other lenders from time to time party hereto, Bank of America, N.A., as Administrative Agent and Issuing Bank, and Fleet National Bank, as Cash Management Bank.

The parties hereto agree as follows:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1.       Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounts Receivable. All rights of a Person to payment for goods sold, leased or otherwise marketed in the ordinary course of business and all rights of a Person to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors recorded on books of account in accordance with GAAP.

Accounts Receivable/Loan Reconciliation Report. A certificate signed by the senior financial officer (or another officer designated by such senior financial officer) of the Borrower in substantially the form of Exhibit D-3 hereto.

Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Parent and the Borrower pursuant to §7.4(d).

Administrative Agent. Bank of America, N.A., acting as administrative agent for the Lenders, and each other person appointed as the successor Administrative Agent in accordance with §14.9.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

Administrative Agents Advances. See §2.16.

Administrative Agent’s Fee. See §5.1.1.

Administrative Agent’s Office. The Administrative Agent’s office located at One Federal Street, Boston, Massachusetts 02110, or at such other location as the Administrative Agent may designate from time to time.

Administrative Agent’s Special Counsel. Bingham McCutchen LLP of Boston, Massachusetts or such other counsel as may be approved by the Administrative Agent.

Affiliate. With respect to any Person, any other Person which directly or indirectly, controls, is controlled by or is under common control with such Person. "Control" means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of a Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of a Person (whether by contract or otherwise).

Agency Account Agreement. See §7.17.1.

Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date, the Applicable Margin applicable to the Loans and the Commitment Fee shall be the rate per annum corresponding to the Consolidated Total Funded Debt to EBITDA Ratio, determined as at the end of the most recently ended Fiscal Quarter of the Parent, as set forth in the table below:

		Revolving Loans		Term Loan
Level	Consolidated Total Funded Debt to EBITDA Ratio	Base Rate Loans	LIBOR Rate Loans	Base Rate Loans	LIBOR Rate Loans

I	> 3.00:1.00	1.00%	2.50%	1.75%	3.25%
II	<3.00:1.00 and > 2.50:1.00	0.75%	2.25%	1.50%	3.00%
III	<2.50:1.00 and > 2.00:1.00	0.50%	2.00%	1.25%	2.75%
IV	<2.00:1.00	0.25%	1.75%	1.00%	2.50%

Notwithstanding the foregoing, (a) during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the end of FQ4 of 2005, the Applicable Margin shall be the Applicable Margin set forth in Level II above, (b) if the Parent and the Borrower fail to deliver any Compliance Certificate pursuant to §7.4(d) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth in Level I above, (c) until the first Adjustment Date to occur after the end of FQ2 of 2006, the Borrower shall not be entitled to the Applicable Margin set forth in Level IV above and (d) in the event that Excess Availability, determined as at the end of any Fiscal Quarter is less than $20,000,000 (prior to the application of the Availability Reserve), the Borrower shall not be entitled to the Applicable Margin set forth in Level IV above at the first Adjustment Date to occur after the end of such Fiscal Quarter.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Parent or any of its Subsidiaries.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. Banc of America Securities LLC.

Asset Sale. Any one or series of related transactions in which the Parent or any of its Subsidiaries conveys, sells, leases, licenses or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including the sale or issuance of Capital Stock of any Subsidiary other than to the Parent) whether owned on the Closing Date or thereafter acquired.

Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §18.2), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

Availability Reserve. $5,000,000.

Balance Sheet Date. April 2, 2005.

Bank of America. Bank of America, N.A and its successors and assigns.

Base Rate. The higher of (i) the variable annual rate of interest so designated from time to time by Bank of America as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (ii) one-half of one percent (0.5%) above the Federal Funds Effective Rate. For the purposes of this definition, “Federal Funds Effective Rate” shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent. Changes in the Base Rate resulting from any changes in Bank of America’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans. All or any portion of the Revolving Credit Loans and the Term Loan bearing interest calculated by reference to the Base Rate.

Borrower. As defined in the preamble hereto.

Borrowing Base. As of any date of determination, an amount equal to the result of the following:

(a)           eighty-five percent (85%) of the net amount of Eligible Accounts Receivable of the Borrower outstanding at such date; plus

(b)	the lesser of
(i) $20,000,000 and
(ii) the sum of

(A)                the lesser of (x) 65% of the Net Book Value of Eligible Finished Goods Inventory of the Borrower, determined in accordance with GAAP and (y) 85% of the Net Orderly Liquidation Value of Eligible Finished Goods Inventory of the Borrower; plus

(B)                (x) prior to the date on which the Administrative Agent receives the first inventory appraisal pursuant to §7.15.2, 35% of the Net Book Value of Eligible Raw Materials Inventory of the Borrower and (y) at all times thereafter, the lesser of (1) 40% of the Net Book Value of Eligible Raw Materials Inventory of the Borrower, in each case, determined in accordance with GAAP and (2) 85% of the Net Orderly Liquidation Value of Eligible Raw Materials Inventory of the Borrower; minus

(c)	the Availability Reserve; minus
(d)	Reserves.

The Administrative Agent may, from time to time in its sole discretion (not to be exercised unreasonably), (x) reduce the lending formula with respect to Eligible Accounts Receivable of the Borrower to the extent that the Administrative Agent determines that: (i) the dilution with respect of the Accounts Receivable of the Borrower for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (ii) the general creditworthiness of account debtors or other obligors of the Borrower has declined or (y) reduce the lending formula(s) with respect to Eligible Inventory of the Borrower to the extent that the Administrative Agent determines that: (i) the number of days of the turnover of the inventory of the Borrower for any period has changed in any material adverse respect, (ii) the liquidation value of the Eligible Inventory of the Borrower, or any category thereof, has decreased, or (iii) the nature and quality of the inventory of the Borrower has deteriorated in any material respect or the mix of such inventory has changed materially. In determining whether to reduce the lending formula(s), the Administrative Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts Receivable of the Borrower, Eligible Inventory of the Borrower or in establishing the Reserves.

Borrowing Base Certificate. A certificate signed by the senior financial officer (or another officer designated by such senior financial officer) of the Borrower demonstrating calculation of the Borrowing Base in the form of Exhibit D-1 hereto.

Business Day. Any day on which commercial banking institutions in Boston, Massachusetts, are open for the transaction of banking business and, in the case of LIBOR Rate Loans, also a day which is a LIBOR Business Day.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Expenditures. Amounts paid or Indebtedness incurred by the Parent or any Subsidiary of the Parent in connection with (i) the purchase or lease by the Parent or such Subsidiary of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by the Parent or such Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capitalized Leases. Leases under which the Parent or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing (including convertible debt instruments).

Cash Management Bank. Fleet National Bank and its successors and assigns, in its capacity as the provider of cash management services to the Parent and its Subsidiaries.

Cash Management Obligations. All present and future liabilities, obligations and Indebtedness of the Parent and its Subsidiaries owing to any Lender, the Administrative Agent, the Cash Management Bank or any Affiliate thereof under or in connection with any cash management or related services or products provided by any Lender, the Administrative Agent, the Cash Management Bank or any Affiliate

thereof to or for the account of the Parent or any Subsidiary of the Parent, including, without limitation, liabilities, obligations or Indebtedness in respect of automated clearing house and other fund transfers, checks, money orders, drafts, instruments, funds, payments and other items and forms of remittances paid, deposited or otherwise credited to any deposit, disbursement or other account of the Parent or any Subsidiary of the Parent, any overdraft or other extension of credit made to cover any funds transfer, check, draft, instrument or amount paid for the account or benefit of the Parent or any Subsidiary of the Parent, and all fees, charges, indemnities, expenses and other amounts from time to time owing to any Lender, the Administrative Agent, the Cash Management Bank or any Affiliate thereof in connection therewith (all whether accruing before or after the commencement of any bankruptcy proceeding by or against the Parent or any Subsidiary of the Parent and regardless of whether allowed as a claim in any such proceeding).

Casualty Event. With respect to any property (including any interest in property) of the Parent or any Subsidiary of the Parent, any loss of, damage to, or condemnation or other taking of, such property for which the Parent or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

Change of Control. An event or series of events by which:

(a)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Nortex Holdings, Inc. or any Affiliate thereof, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)        during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c)        any Person, other than Nortex Holdings, Inc. or any Affiliate thereof, or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such securities.

Closing Date. The first date on which the conditions set forth in §§10 and 11 have been satisfied and any Loans are to be made or any Letters of Credit are to be issued hereunder.

Closing Fee. See §5.1.2.

Code. The Internal Revenue Code of 1986.

Collateral. All of the property, rights and interests of (a) the Borrower, (b) the Parent, (c) each Subsidiary of the Parent, and (d) all other Guarantors from time to time party to the Guaranties, that are or are intended to be subject to the Liens created by the Security Documents.

Collateral Update Certificate. A certificate signed by the senior financial officer (or another officer designated by such senior financial officer) of the Borrower in substantially the form of Exhibit D-2 hereto.

Commitment. With respect to each Lender, (a) the Dollar amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment (i) to make Revolving Loans to the Borrower and (ii) to participate in the issuance, extension and renewal of Letters of Credit issued for the account of the Borrower or Quaker Textile, as the same may be reduced from time to time; or (b) if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee. See §2.2.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto reflecting such Lender’s commitment to make Revolving Loans and to participate in the issuance, extension and renewal of Letters of Credit issued for the account of the Borrower or Quaker Textile and, with respect to the Term Loan, the percentage set forth on Schedule 1 hereto reflecting such Lender’s commitment to make the Term Loan.

Compliance Certificate. See §7.4(d).

Concentration Account. See §7.17.1.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Parent and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated EBITDA. For any period, (a) the net income (or deficit) of the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus (b) to the extent deducted in calculating net income (i) income taxes accrued during such period, (ii) interest and fees in respect of Indebtedness (including amounts accrued or paid in respect of Derivative Agreements) during such period (whether or not actually paid in cash during such period), (iii) depreciation, amortization and other non-cash charges (including asset impairment charges) accrued for such period, (iv) Eligible Non-Recurring Charges for such period and (v) extraordinary losses during such period, minus (c) to the extent such items were added in calculating net income (i) extraordinary gains during such period and (ii) proceeds received during such period in respect of Casualty Events and dispositions of any property (other than dispositions in the ordinary course of business on ordinary business terms).

Consolidated Interest Expense. For any period, the sum, without duplication, for the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness required to be paid or accrued during such period (whether or not actually paid during such period), but excluding capitalized debt acquisition costs (including fees and expenses related to this Credit Agreement) plus (b) the net amounts payable (or minus the net amounts receivable) in respect of Derivative Agreements accrued during such period (whether or not actually paid or received during such period) excluding reimbursement of legal fees and other similar transaction costs and further excluding payments required by reason of the early termination of Derivative Agreements in effect on the date hereof plus (c) all fees, including letter of credit fees and expenses, (but excluding reimbursement of legal fees) incurred hereunder during such period.

Consolidated Total Funded Debt. With respect to the Parent and its Subsidiaries (determined on a consolidated basis), the sum, without duplication, of (a) the aggregate amount of Indebtedness of the Parent and its Subsidiaries relating to (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) in respect of any Synthetic Leases or any Capitalized Leases, and (iv) the maximum drawing amount of all letters of credit outstanding and bankers acceptances plus (b) Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Parent or any Subsidiary of the Parent.

Consolidated Total Funded Debt to EBITDA Ratio. As of any date of determination the ratio of (a) Consolidated Total Funded Debt as of such date of determination to (b) Consolidated EBITDA for the four Fiscal Quarter period ending on such date of determination.

Conversion Request. A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.7.

Copyright Mortgage. The Memorandum of Grant of Security Interest in Copyrights, dated as of the Closing Date, made by the Borrower and the Guarantors in favor of the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

Credit Agreement. This Revolving Credit and Term Loan Agreement, including the Schedules and Exhibits hereto.

Default. See §12.1.

Default Rate. (a) When used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to the Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a LIBOR Rate Loan, the Default Rate shall be an interest rate equal to the LIBOR Rate plus the Applicable Margin applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Revolving Loans bearing interest at the LIBOR Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable laws.

Delinquent Lender. See §14.5.3.

Derivative Agreement. Any forward contract, futures contract, swap, option or other similar agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (including foreign exchange lines).

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Parent or any Subsidiary of the Parent, other than dividends payable solely in shares of common stock of the Parent or such Subsidiary; the payment or prepayment of principal of, premium, if any, or interest on, or purchase, redemption, defeasance, retirement or other acquisition of with respect to any shares of any class of Capital Stock of the Parent or any Subsidiary of the Parent, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Parent or any Subsidiary of the Parent to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Parent or any Subsidiary of the Parent.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Domestic Subsidiary. Any Subsidiary that is organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.

Drawdown Date. The date on which any Revolving Loan is made or is to be made, and the date on which any Revolving Loan is converted or continued in accordance with §2.7 or all or any portion of the Term Loan is converted or continued in accordance with §2.15.2.

Eligible Accounts Receivable.   With respect to the Borrower, the aggregate of the unpaid portions of Accounts Receivable (net of any contra accounts, credits, rebates, offsets, holdbacks or other adjustments or commissions payable to third parties that are adjustments to such Accounts Receivable) of the Borrower, except any Account Receivable to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts Receivable from time to time in its reasonable credit judgment. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below and to establish new criteria, in its reasonable credit judgment, reflecting changes in the collectibility or realization values of such Accounts Receivable arising or discovered by the Administrative Agent after the Closing Date, subject to the approval of the Required Lenders in the case of adjustments or new criteria which have the effect of making additional credit available hereunder. Eligible Accounts Receivable shall not include any Account Receivable if:

(i)         it is unpaid for more than sixty (60) days after the original due date shown on the invoice; or

(ii)         it is due and unpaid more than ninety (90) days after the original invoice date; or

(iii)        25% or more of the Accounts Receivable from the account debtor are not deemed Eligible Accounts Receivable; or

(iv)        the total unpaid Accounts Receivable of the account debtor exceed 25% of the net amount of all Eligible Accounts Receivable, to the extent of such excess; or

(v)        any material covenant, representation or warranty contained in the agreement with respect to such Account Receivable has been breached by the Borrower; or

(vi)        the account debtor is also the Borrower’s creditor or supplier, or the account debtor has disputed liability with respect to such Account Receivable, or the account debtor has made any claim with respect to any other Account Receivable due from such account debtor to the Borrower, or the Account Receivable otherwise is or may become subject to any right of setoff by the account debtor; provided that, only the portion of the Account Receivable equal to the amount of such dispute, claim or setoff shall not be an Eligible Account Receivable pursuant to this clause (vi); or

(vii)       the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or other insolvency, reorganization or adjustment laws of any other jurisdiction, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or other insolvency, reorganization or adjustment laws of any other jurisdiction, or any other petition or other application for relief under the federal bankruptcy laws or other insolvency, reorganization or adjustment laws of any other jurisdiction has been filed against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

(viii)      it arises from a sale to an account debtor outside the United States and Canada or is denominated in a currency other than Dollars, unless, in each case, the sale is covered by credit insurance or on letter of credit, guaranty or acceptance terms, in each case acceptable to Administrative Agent in its sole discretion; or

(ix)        it arises from a sale to the account debtor on a bill and hold, guaranteed sale, sale or return, sale on approval, consignment or any other repurchase or return basis; or

(x)        the account debtor is the United States of America or any state located therein or any department, agency or instrumentality thereof, unless the Borrower assigns its right to payment of such Account Receivable to the Administrative Agent, in a manner satisfactory to the Administrative Agent, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq.), as amended or any equivalent state law; or

(xi)        it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien; or

(xii)       the goods giving rise to such Account Receivable have not been delivered to and accepted by the account debtor or the services giving rise to such Account Receivable have not been performed by the Borrower and accepted by the account debtor or the Account Receivable otherwise does not represent a final sale; or

(xiii)      the Account Receivable is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or

(xiv)      the Borrower has made any agreement with the account debtor for any deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment or quality credits related to such Account Receivable; or

(xv)       the Borrower has made an agreement with the account debtor to extend the time of payment thereof; or

(xvi)      it arises out of a sale made by the Borrower to a Subsidiary of the Borrower or an Affiliate of the Borrower or to a Person controlled by an Affiliate of the Borrower.

Eligible Assignee. Any of (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

Eligible Finished Goods Inventory. That portion of Eligible Inventory consisting of finished goods.

Eligible Inventory. With respect to the Borrower, all of the inventory owned by the Borrower shall be “Eligible Inventory” for purposes of this Credit Agreement, except any inventory to which any of the exclusionary criteria set forth below applies. The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment. In addition, the Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust the criteria set forth below and to establish new criteria, in its reasonable credit judgment, reflecting changes in the saleability or realization values of inventory arising or discovered by the Administrative Agent after the Closing Date, subject to the approval of the Required Lenders in the case of adjustments or new criteria which have the effect of making additional credit available hereunder. Eligible Inventory shall not include any inventory if:

(i)	it is not readily marketable in its current form; or
(ii)	it is not in good, new and saleable condition; or
(iii)	it is slow moving, obsolete, defective or unmerchantable; or

(iv)      it consists of supplies, packing materials, shipping materials or work-in-process; or

(v)       it does not meet all standards imposed by any governmental agency or authority, including, without limitation, the Fair Labor Standards Act; or

(vi)      it does not conform in all respects to the warranties and representations set forth in this Credit Agreement; or

(vii)     it is not at all times subject to the Administrative Agent’s duly perfected, first priority security interest and no other Lien except a Permitted Lien; or

(viii)    it is not situated at a location in compliance with this Credit Agreement or is in transit; or

(ix)	it is not located in the United States of America; or
(x)	it is held on consignment, or not otherwise owned by the Borrower; or

(xi)    it has been shipped to a customer, regardless of whether such shipment is on a consignment basis; or

(xii)   it is held at a location leased by the Borrower, unless the Administrative Agent has received a waiver from the lessor (and any sublessor) of such property, in form and substance satisfactory to the Administrative Agent; or

(xiii)   it has been returned by a customer and has not been qualified by the Borrower within thirty (30) days as being Eligible Inventory; or

(xiv)    it is not in the possession of the Borrower, unless the Administrative Agent has received a waiver from the party in possession of such inventory in form and substance satisfactory to the Administrative Agent; or

(xv)     it is subject to a third party’s trademark or other proprietary right unless the Administrative Agent determines that such inventory could be sold pursuant to the exercise of remedies by the Administrative Agent hereunder or under applicable law on terms satisfactory to the Administrative Agent in its sole discretion.

Eligible Non-Recurring Charges. Those charges incurred and expensed by the Parent and its Subsidiaries from January 1, 2005 through the Closing Date related to (i) prepayment of, and legal, forbearance and extension costs associated with the Existing Credit Agreement and the Senior Notes, plus (ii) costs associated with the preparation of an industry analysis report conducted for the Parent by Kurt Salmon Associates, plus (iii) those expenses incurred as a result of vendor disruption with Les Textiles Du-Re and Solutia, Inc., including premium product charges, incremental freight charges, and overtime incurred and manufacturing efficiencies lost as a result of the disruption, plus (iv) certain non-recurring costs associated with the Parent’s reporting and compliance requirements related to the Sarbanes-Oxley Act; provided that the aggregate amount of such charges and expenses described in clauses (i), (ii), (iii) and (iv) above shall not exceed $2,750,000.

Eligible Raw Materials Inventory. That portion of Eligible Inventory consisting of raw materials.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Parent, the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

ERISA. The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with the Parent or any Subsidiary of the Parent under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Eurocurrency Reserve Rate. For any day, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of

Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default. See §12.1.

Excess Availability. As of any date of determination thereof, the difference between (a) the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time, and (b) the Revolving Exposure at such time.

Excess Cash Flow. For each Fiscal Year calculated based upon the financial statements required to be delivered pursuant to §7.4(a) for such Fiscal Year, (a) Consolidated EBITDA for such Fiscal Year minus (b) to the extent not deducted in computing Consolidated EBITDA, the sum of (i) the aggregate amount of all unfunded Capital Expenditures during such Fiscal Year, (ii) the aggregate amount paid in cash or withheld (and not deducted in the calculation of Excess Cash Flow in any prior Fiscal Year) by the Parent and its Subsidiaries in respect of income taxes for such period, (iii) the aggregate amount of interest with respect to the Loans paid in cash during such Fiscal Year, and (iv) the aggregate amount of payments of principal in respect of the Term Loan paid in cash during such Fiscal Year.

Excluded Taxes. With respect to the Administrative Agent, any Lender, the Issuing Bank, the Cash Management Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) any taxes imposed on a Lender as a result of such Lender’s failure to comply with §5.2.3.

Existing Credit Agreement. The Second Amended and Restated Credit Agreement, dated as of February 14, 2002, among the Parent, the Borrower, Quaker Mexico, Quaker Textile and Fleet National Bank.

Existing Letters of Credit. See §4.7 hereof.

Fee Letter. The fee letter, dated as April 18, 2005, among the Borrower, the Administrative Agent and the Arranger.

Fees. Collectively, the Commitment Fee, the Letter of Credit Fees, the Administrative Agent’s Fee and the Closing Fee.

Fiscal Quarter(s). The thirteen (13) or fourteen (14) week periods, the first of which shall commence on the first day of each Fiscal Year, and each of which shall be referred to as "FQ1", "FQ2", "FQ3" and "FQ4", respectively.

Fiscal Year. The fifty-two (52) or fifty-three (53) week period ending on the Saturday closest to January 1 of each calendar year.

Fixed Charge Coverage Ratio. As at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the four Fiscal Quarter period ending on such date of determination minus (ii) the aggregate amount of all Non-Financed Capital Expenditures made during such period minus (iii) the aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period minus (iv) the aggregate amount of dividends and distributions permitted to be paid by the Parent under §8.4 (if any) and actually paid in cash during such period plus (v) tax refunds received in cash during such period to (b) the sum for the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Consolidated Interest Expense for such period and (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capitalized Leases) paid or required to be paid during such period (excluding payments made pursuant to §3.2.1(b)).

Fleet National Bank. Fleet National Bank and its successors and assigns.

Foreign Subsidiary. Any Subsidiary that is not a Domestic Subsidiary.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP. (i) When used in §9 or in the definition of Applicable Margin, whether directly or indirectly through reference to a capitalized term used therein, means (A) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the Fiscal Year ended on January 1, 2005, and (B) to the extent consistent with such principles, the accounting practice of the Parent and its Subsidiaries reflected in the Parent’s financial statements for the year ended on the Balance Sheet Date, and (ii) when used in general, other than as provided above, means principles that are (A) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (B) consistently applied with past financial statements of the Parent and its Subsidiaries adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, operating agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority. Any foreign, federal, state, provincial, regional, local municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Parent, the Borrower or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Gross Availability. At any time, the lesser of (a) the Borrowing Base at such time and (b) the Total Commitment at such time.

Guaranties. The Guaranties made by each Guarantor in favor of the Lenders and the Administrative Agent pursuant to which such Guarantor guaranties to the Lenders and the Administrative Agent the payment and performance in full of the Obligations.

Guarantors. Collectively, (i) the Parent, Quaker Mexico and Quaker Textile and (ii) any direct or indirect Domestic Subsidiary of the Parent.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)	every obligation of such Person for money borrowed,

(d)        every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(e)        every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of such Person,

(f)         every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

(g)	every obligation of such Person under any Capitalized Lease,
(h)	every obligation of such Person under any Synthetic Lease,

(i)         all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(j)         every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

(k)	every obligation of such Person under any Derivative Agreement,

(l)         every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and

(m)       every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (1) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (2) any Capitalized Lease shall be the present value of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (3) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Parent or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (4) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amounts, (5) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (6) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (7) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Interest Payment Date. (i) As to any Base Rate Loan, the first day of each calendar month (including the month which includes the Drawdown Date thereof) and the Maturity Date and (ii) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three (3) months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

Interest Period. With respect to each Revolving Loan or all or any relevant portion of the Term Loan, (i) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (A) for any Base Rate Loan, the last day of the calendar month and (B) for any LIBOR Rate Loan 1, 2, 3, or 6 months, and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Revolving Loan or all or such portion of the Term Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)        if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(n)        if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(o)        if the Borrower fails to give notice as provided in §2.7, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(p)        any Interest Period relating to any LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(q)        any Interest Period relating to any LIBOR Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investments. All loans, advances (other than commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), extensions of credit (other than accounts receivable arising in the ordinary course of business provided that in no event shall such extension of credit exceed 180 days in accordance with its terms), deposit account or contribution of capital to any Person or any investment in, or purchase or other acquisition of, the Capital Stock of, or in respect of any guaranty of the obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Issuing Bank. (a) Bank of America N.A. and (b) solely in connection with the Existing Letters of Credit, Fleet National Bank.

LC Guaranty. A guaranty or indemnity in form and substance satisfactory to the Administrative Agent and the Issuing Bank pursuant to which the Administrative Agent shall guaranty the payment or performance by the Borrower of its reimbursement obligations in respect of Letters of Credit.

Lender or Lenders. Bank of America, N.A. and the other lending institutions listed on Schedule 1 hereto and any other person who becomes an assignee of any rights and obligations of a Lender pursuant to §18 and, unless the context otherwise requires, the Issuing Bank and the Cash Management Bank.

Letter of Credit. See §4.1.

Letter of Credit Application. With respect to any Letter of Credit issued for the account of the Borrower or Quaker Textile hereunder, an application for such Letter of Credit made to the Issuing Bank on its customary form.

Letter of Credit Fee. See §4.6.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in U.S. dollar deposits) in London.

LIBOR Lending Office. Initially, the office of each Lender designated as such by notice to the Borrower; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Administrative Agent at which Dollar deposits for such Interest Period are offered based on information presented on Page 3750 of the Dow Jones Market Service (formerly known as the Telerate Service) as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be considered that LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

LIBOR Rate Loans. All or any portion of the Revolving Loans or the Term Loan bearing interest calculated by reference to the LIBOR Rate.

Liens. Any encumbrance, mortgage, deed of trust, assignment, attachment, deposit arrangement, lien (statutory, judgment or otherwise), pledge, hypothecation, charge, restriction or other security interest, security agreement, or any interest of any kind securing any obligation of any entity or person, whether such interest is based on common law, civil law, statute or contract.

Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Guaranties, the Security Documents, the LC Guaranty, the Fee Letter and any other agreement between the Borrower and/or any Guarantor and the Administrative Agent and/or any Lender relating to fee arrangements.

Loan Request. See §2.6.1.

Loans. The Revolving Loans and the Term Loan.

Maturity Date. May 18, 2010.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit issued for the account of the Borrower or Quaker Textile, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit issued for the account of the Borrower or Quaker Textile.

Mortgaged Property. Any Real Estate which is subject to any Mortgage.

Mortgages. (a) The mortgage(s) and, if applicable, deed(s) of trust, dated on or prior to the Closing Date, from the Borrower to the Administrative Agent with respect to the fee and, if applicable, leasehold interests of the Borrower in the properties listed on Schedule 1.1(a) hereto and (b) any other deeds of mortgage, deeds of trust, or deeds of leasehold mortgage executed and delivered to the Administrative Agent after the Closing Date pursuant to §7.16 hereof, in each case, in form and substance satisfactory to the Administrative Agent.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Parent, the Borrower or any ERISA Affiliate.

Net Book Value. At the relevant time of reference thereto, the net book value of Eligible Inventory determined on a first-in first-out basis at lower of cost or market as expressed on the Borrower’s perpetual inventory report.

Net Orderly Liquidation Value. With respect to any inventory, the net appraised orderly liquidation value of such inventory, as determined from time to time by the Administrative Agent by reference to the most recent appraisal of the inventory of the Borrower performed by an appraisal firm acceptable to the Administrative Agent.

Non-Financed Capital Expenditures Capital Expenditures paid in cash and not financed with Indebtedness for borrowed money; provided that Capital Expenditures financed with the proceeds of Revolving Loans shall be deemed to constitute “Non-Financed Capital Expenditures” for purposes of this Agreement.

Non-U.S. Lender. See §5.2.3.

Notes. The Revolving Notes and the Term Notes.

Obligations. All indebtedness, obligations and liabilities of the Parent and its Subsidiaries to any of the Lenders, the Issuing Bank, the Administrative Agent, the Cash Management Bank or any of their Affiliates, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Derivative Agreement or in respect of any of the Loans made, or any obligations under Derivative Agreements or Cash Management Obligations or Reimbursement Obligations incurred or any of the Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.

Outstanding or outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Parent. As defined in the preamble hereto.

Patent Agreement. The Patent Collateral Assignment and Security Agreement, dated as of the Closing Date, made by the Borrower and the Guarantors in favor of the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificates. The Perfection Certificates referenced to and defined in each of the Security Agreements.

Permitted Liens. Liens permitted by §8.3 hereof.

Person. Any individual, corporation, limited liability company, partnership, limited partnership, trust, unincorporated association, business, or other legal entity, or any Governmental Authority.

Pledge Agreement. The Pledge Agreement, executed by the Parent and the Borrower in favor of the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

Quaker Mexico. Quaker Fabric Mexico, S.A. de C.V., a corporation organized under the laws of Mexico.

Quaker Textile Quaker Textile Corporation, a Massachusetts corporation.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Parent or any Subsidiary of the Parent.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Register. See §18.3.

Reimbursement Obligation. The Borrower’s obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit issued for the account of the Borrower or Quaker Textile as provided in §4.2.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders. As of any date, any combination of two or more Lenders, excluding Delinquent Lenders, holding Loans and participating interests in the risks relating to Letters of Credit constituting at least fifty-one percent (51%) of the outstanding Loans and Letters of Credit; or, if no Loans or Letters of Credit are then outstanding, any combination of two or more Lenders, excluding Delinquent Lenders, having at least fifty-one percent (51%) of the Total Commitment.

Reserves. As determined by the Administrative Agent in the exercise of its reasonable discretion and upon written notice to the Borrower, such amounts as the Administrative Agent may from time to time establish and revise (a) to reflect (i) any Default or Event of Default or (ii) events, conditions, contingencies or risks which do or may have a material adverse effect on the business, assets, operations or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of the Parent and its Subsidiaries to fulfill its obligations under this Credit Agreement or the other Loan Documents or (b) to reflect the belief of the Administrative Agent that any Borrowing Base Certificate or other collateral report or financial information furnished by or on behalf of the Parent and the Borrower to the Administrative Agent or any of the Lenders is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect events, conditions, contingencies or risks which would reasonably be expected to have a material adverse effect on the value of the Collateral, taken as a whole, or the value of the security interests and other rights of the Administrative Agent and the Lenders in the Collateral (including the enforceability, perfection or priority thereof) or (d) in respect of any Derivative Agreements or cash management or similar arrangements.

Restricted Payment. In relation to the Parent and any Subsidiary of the Parent, any (a) Distribution or (b) any payment made to any Affiliates of the Parent or a Subsidiary of the Parent in respect of management, consulting or other similar services provided to the Parent or a Subsidiary of the Parent.

Revolving Exposure. At any time, the sum of the outstanding amount of all Revolving Loans plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations.

Revolving Loans. The revolving credit loans to be made by the Lenders to the Borrower (including Swing Line Loans) pursuant to §2.

Revolving Notes. See §2.4.

Sarbanes-Oxley Act. The Sarbanes-Oxley Act of 2002.

Security Agreement. The Security Agreement, dated as of the Closing Date, among the Parent, the Borrower, Quaker Textile, Quaker Mexico and the Administrative Agent.

Security Documents. The Guaranties, the Security Agreement, the Copyright Mortgage, the Patent Agreement, the Pledge Agreement, the Mortgages, the Trademark Agreement, and all other instruments and documents, including without limitation Uniform Commercial Code financing statements and other equivalent registration documents, control agreements and the like, required to be executed or delivered pursuant to, or in connection with, this Credit Agreement or any other Loan Document.

Senior Management. The chairman, president, chief executive officer, chief financial officer, any executive vice president, any senior vice president, the vice-president – legal and environmental, the treasurer, the controller, or the general counsel of the Parent or a Subsidiary of the Parent.

Senior Notes (a) The 7.09% senior promissory notes due October 10, 2005 issued by the Borrower to The Prudential Insurance Company of America and Pruco Life Insurance Company pursuant to the Note Purchase Agreement (the "Note Agreement") dated as of October 10, 1997 in an original aggregate amount of $15,000,000, (b) the 7.18% senior promissory notes due October 10, 2007 issued by the Borrower to The Prudential Insurance Company of America and Pruco Life Insurance Company pursuant to the Note Agreement, in an original aggregate amount of $30,000,000, (c) the 7.56% senior promissory notes due February 14, 2009 issued by the Borrower to The Prudential Insurance Company of America pursuant to the Note Purchase Agreement and Private Shelf Facility (the “Additional Note Agreement”) dated as of February 14, 2002 in an aggregate amount not to exceed $5,000,000, (d) the Shelf Notes (as defined in the Additional Note Agreement) issued under the terms of the Additional Note Agreement on terms and conditions substantially similar to the 7.56% Senior Notes.

Settlement. With respect to any Swing Line Loans, the making or receiving of payments, in immediately available funds, by the Lenders, to the extent necessary to cause each Lender’s actual share of the outstanding amount of Revolving Loans (after giving effect to any Loan Request) to be equal to such Lender’s Commitment Percentage of the outstanding amount of such Revolving Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

Settlement Amount. See §2.10.1.

Settlement Date. (a) Friday of each week, or if a Friday is not a Business Day, the Business Day immediately following such Friday, (b) at the option of the Administrative Agent, on any Business Day following a day on which the account officers of the Administrative Agent active upon the Borrower’s account become aware of the existence of an Event of Default, (c) the Business Day immediately following any day on which the Administrative Agent gives written notice to the Lenders to effect a Settlement, (d) the Maturity Date and (e) on the third (3rd) Business Day following any date on which the Borrower requests a conversion of a Swing Line Loan to a LIBOR Rate Loan.

Settling Lender. See §2.10.1.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Swing Line Loans. See §2.6.2.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Term Loan. The term loan advanced to the Borrower pursuant to §2.13.

Term Notes. See §2.14.

Title Insurance Company. Stewart Title Guaranty Company.

Title Policy. In relation to each Mortgaged Property, an ALTA standard form title insurance policy issued by the Title Insurance Company (with such reinsurance or co-insurance as the Administrative Agent may require, any such reinsurance to be with direct access endorsements) in such amount as may be determined by the Administrative Agent insuring the priority of the Mortgage of such Mortgaged Property and that the Parent or one of its Subsidiaries holds marketable fee simple or leasehold title to such Mortgaged Property, subject only to Permitted Liens and which shall not contain exceptions for mechanics liens, persons in occupancy or matters which would be shown by a survey (except as may be permitted by such Mortgage), shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its sole discretion, and shall contain such endorsements and affirmative insurance as the Administrative Agent in its discretion may require, including but not limited to (a) comprehensive endorsement, (b) variable rate of interest endorsement, (c) usury endorsement, (d) revolving credit endorsement, (e) tie-in endorsement, (f) doing business endorsement and (g) ALTA form 3.1 zoning endorsement.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.

Trademark Agreement. The Trademark Collateral Security and Pledge Agreement, dated as of the Closing Date, made by the Borrower and the Guarantors in favor of the Administrative Agent and the Assignments of Trademarks executed in connection therewith, in form and substance satisfactory to the Administrative Agent.

Type. As to any Revolving Loan or all or any portion of the Term Loan, its nature as a Base Rate Loan or LIBOR Rate Loan.

Unpaid Reimbursement Obligation. The Reimbursement Obligations for which the Borrower does not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, §4.3.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2.	Rules of Interpretation.

(a)        A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)	The singular includes the plural and the plural includes the singular.

(c)        Unless otherwise expressly indicated, a reference to any law or regulation includes any amendment or modification to such law or regulation.

(d)        A reference to any Person includes its permitted successors and permitted assigns.

(e)        Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)	The words “include”, “includes” and “including” are not limiting.

(g)        All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)        Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)         The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)         Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)        This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)         This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Parent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(m)       If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

2. REVOLVING LOANS AND TERM LOAN.

2.1.       Revolving Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with §2.6, such sums as are requested by the Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of the sum of (a) the Maximum Drawing Amount and all Unpaid Reimbursement Obligations and (b) the outstanding Swing Line Loans; provided that the Revolving Exposure (after giving effect to all amounts requested) shall not at any time exceed the Gross Availability. The Revolving Loans shall be made pro rata in accordance with each such Lender’s Commitment Percentage. Each request for a Revolving Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §10 and §11, in the case of the initial Revolving Loans to be made on the Closing Date, and §11, in the case of all other Revolving Loans, have been satisfied on the date of such request.

2.2.       Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages a commitment fee (the “Commitment Fee”) calculated at the rate of 0.375% per annum on the average daily amount during each calendar month or portion thereof from the date hereof to the Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Revolving Loans (excluding Swing Line Loans) during such calendar month. The Commitment Fee shall be payable monthly in arrears on the first day of each calendar month for the immediately preceding calendar month commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

2.3.       Reduction of Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof or to terminate entirely the Total Commitment in excess of the Revolving Exposure at such time, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of such Lenders the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated. If the Total Commitment is terminated or reduced by the Borrower in whole or in part on or prior to the second anniversary of the Closing Date, the Borrower shall pay to the Administrative Agent for the benefit of the Lenders an early termination fee in an amount calculated as follows:

(a)        if such termination or reduction is concluded on or prior to the first anniversary of the Closing Date, an amount equal to one percent (1%) of the Total Commitment immediately prior to such termination or in the case of a partial reduction, one percent (1%) of the amount of such reduction;

(b)        if such termination or reduction is concluded after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, an amount equal to one-half of one percent (0.5%) of the Total Commitment immediately prior to such termination or in the case of a partial reduction, one-half of one percent (0.5%) of the amount of such reduction; or

(c)        if such termination or reduction is concluded after the second anniversary of the Closing Date, the Borrower will not be required to pay an early termination fee.

For greater clarity, the Borrower acknowledges and agrees that as a direct and proximate result of such termination under the aforesaid circumstances, the Lenders will suffer a loss in an amount which is difficult to calculate and determine with certainty and, therefore, as a result of the Borrower’s and each Lender’s reasonable endeavour to ascertain and agree in advance to the amount necessary to compensate the Lenders for said loss, the Borrower has agreed to pay the aforesaid early termination fees described in this §2.3 in the circumstances described.

Notwithstanding the foregoing, no early termination fee shall be payable under this §2.3 due to the repayment or prepayment of the Revolving Loans and the termination of the Total Commitment if the Total Commitment is replaced with a similar commitment from the Administrative Agent or an Affiliate of the Administrative Agent in an amount equal to or greater than $50,000,000 (it being understood that neither the Administrative Agent nor any of its Affiliates shall be under any obligation to provide such commitment and that any such commitment shall be satisfactory to the Administrative Agent in all respects).

2.4.       The Revolving Notes. The Revolving Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit E hereto (each a “Revolving Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §18 hereof) and completed with appropriate insertions. One Revolving Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment Percentage of the Total Commitment or, if less, the outstanding amount of all Revolving Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each such Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Loan or at the time of receipt of any payment of principal on such Lender’s Revolving Note, an appropriate notation on such Lender’s Revolving Note Record reflecting the making of such Revolving Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Loans set forth on such Lender’s Revolving Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Revolving Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Note to make payments of principal of or interest on any Revolving Note when due.

2.5.	Interest on Revolving Loans. Except as otherwise provided in §5.11,

(a)        Each Revolving Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin as in effect from time to time applicable to Revolving Loans bearing interest at the Base Rate.

(b)        Each Revolving Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin as in effect from time to time applicable to Revolving Loans bearing interest at the LIBOR Rate.

The Borrower promises to pay interest on each Revolving Loan in arrears on each Interest Payment Date with respect thereto.

2.6.	Requests for Revolving Loans.

2.6.1.    General. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit A hereto of each Revolving Loan requested hereunder (a “Loan Request”) no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Loan requested, (ii) the proposed Drawdown Date of such Revolving Loan, (iii) the Interest Period for such Revolving Loan and (iv) the Type of such Revolving Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Loan requested from such Lenders on the proposed Drawdown Date. Each Loan Request with respect to a Base Rate Loan shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000 in excess thereof and each Loan Request with respect to a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof.

2.6.2.    Swing Line. Notwithstanding the notice and minimum amount requirements set forth in §2.6.1 but otherwise in accordance with the terms and conditions of this Credit Agreement, the Administrative Agent may, in its sole discretion and without conferring with the Lenders, make Revolving Loans to the Borrower (a) by entry of credits to the Borrower’s operating account (No. 51191331) (the “Operating Account”) with the Cash Management Bank to cover checks or other charges which the Borrower has drawn or made against such account or (b) in an amount as otherwise requested by the Borrower; provided that the maximum outstanding amount of advances made by the Administrative Agent pursuant to this §2.6.2 (each a “Swing

Line Loan”) shall not, at any time, exceed $5,000,000. The Borrower hereby requests and authorizes the Administrative Agent to make from time to time the Swing Line Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented for payment from the Operating Account or as otherwise so requested. The Borrower acknowledges and agrees that the making of the Swing Line Loans shall, in each case, be subject in all respects to the provisions of this Credit Agreement as if they were Revolving Loans covered by a Loan Request including, without limitation, the limitations set forth in §2.1 and the requirements that the applicable provisions of §10 (in the case of Swing Line Loans made on the Closing Date) and §11 be satisfied. Swing Line Loans made pursuant to this §2.6.2 shall be Base Rate Loans until converted in accordance with the provisions of this Credit Agreement and, prior to a Settlement, such interest shall be for the account of the Administrative Agent.

2.7.	Conversion Options.

2.7.1.    Conversion to Different Type of Revolving Loan. The Borrower may elect from time to time to convert any outstanding Revolving Loan to a Revolving Loan of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (d) no Revolving Loan may be converted into, or continued as, a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. Promptly upon the receipt of any such election, the Administrative Agent shall notify the Lenders thereof. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Revolving Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Revolving Loans of any Type may be converted into a Revolving Loan of another Type as provided herein, provided that any partial conversion with respect to Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Conversion Request relating to the conversion of a Revolving Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

2.7.2.    Continuation of Type of Revolving Loan. Any Revolving Loan of any Type may be continued as a Revolving Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any LIBOR Rate Loan, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders thereof promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3.    LIBOR Rate Loans. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $1,000,000 or a whole multiple of $100,000 in excess thereof. No more than ten (10) LIBOR Rate Loans having different Interest Periods may be outstanding at any time.

2.8.	Funds for Revolving Loans.

2.8.1.    Funding Procedures for Revolving Loans. Not later than 2 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Revolving Loans. Upon receipt from such Lender of such amount, and upon receipt of the documents required by §§10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Revolving Loans made available to the Administrative Agent by such Lenders. The failure or refusal of any such Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Loans shall not relieve any other Lender of its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Revolving Loans.

2.8.2.    Advances by Administrative Agent for Revolving Loans. The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Revolving Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any such Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Revolving Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of such Revolving Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Revolving Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Loans made on such Drawdown Date.

2.9.       Change in Borrowing Bases. The Borrowing Base shall be determined weekly (or at such other interval as may be specified pursuant to §7.4(f)) by the Administrative Agent by reference to the Borrowing Base Certificate delivered to the Lenders and the Administrative Agent pursuant to §7.4(f) and other information obtained by or provided to the Administrative Agent. The Administrative Agent shall give to the Borrower written notice of any change in the Borrowing Base determined by the Administrative Agent, which notice shall be effective upon its receipt by the Borrower.

2.10.	Settlements.

2.10.1.  General. On each Settlement Date, the Administrative Agent shall, not later than 11:00 a.m. (Boston time), give telephonic or facsimile notice (a) to the Lenders and the Borrower of the respective outstanding amount of Swing Line Loans made by the Administrative Agent on behalf of the Lenders from the immediately preceding Settlement Date through the close of business on the prior day and (b) to such Lenders of the amount (a “Settlement Amount”) that each such Lender (a “Settling Lender”) shall pay to effect a Settlement of any Swing Line Loan. A statement of the Administrative Agent submitted to such Lenders and the Borrower or to the Lenders with respect to any amounts owing under this §2.10 shall be prima facie evidence of the amount due and owing. Each Settling Lender shall, not later than 2:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent in the amount of the Settlement Amount for such Settling Lender. All funds advanced by such Lender as a Settling Lender pursuant to this §2.10 shall for all purposes be treated as a Revolving Loan made by such Settling Lender to the Borrower and all funds received by such Lender pursuant to this §2.10 shall for all purposes be treated as repayment of amounts owed with respect to Revolving Loans made by such Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevent a Settling Lender from making any Revolving Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Lenders with respect to such Revolving Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender’s share of the outstanding Revolving Loans being equal, as nearly as may be, to such Lender’s Commitment Percentage of the outstanding amount of the Revolving Loans.

2.10.2.  Failure to Make Funds Available. The Administrative Agent may, unless notified to the contrary by any Settling Lender prior to a Settlement Date, assume that such Settling Lender has made or will make available to the Administrative Agent on such Settlement Date the amount of such Settling Lender’s Settlement Amount, and, if applicable, the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Settling Lender makes available to the Administrative Agent such amount on a date after such Settlement Date, such Settling Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount of such Settlement Amount, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Settling Lender with respect to any amounts owing under this §2.10.2 shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Settling Lender. If such Settling Lender’s Settlement Amount is not made available to the Administrative Agent by such Settling Lender within three (3) Business Days following such Settlement Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Revolving Loans as of such Settlement Date.

2.10.3.  No Effect on Other Lenders. The failure or refusal of any Settling Lender to make available to the Administrative Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Lender’s Settlement Amount shall not (a) relieve any other Settling Lender from its several obligations hereunder to make available to the Administrative

Agent the amount of such other Settling Lender’s Settlement Amount or (b) impose upon any Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

2.11.	Repayments of Revolving Loans Prior to Event of Default.

2.11.1.  Credit for Funds Received in Concentration Account. Prior to the occurrence of an Event of Default as to which the account officers of the Administrative Agent active upon the Borrower’s account have actual knowledge, (a) all funds and cash proceeds in the form of money, checks and like items received in the Concentration Account (as defined in and as contemplated by §7.17.1) shall be credited to the Borrower, on the same Business Day on which the Administrative Agent determines that good collected funds have been received, and, prior to the receipt of good collected funds, on a provisional basis until final receipt of good collected funds, (b) all funds and cash proceeds in the form of a wire transfer received in the Concentration Account as contemplated by §7.17 shall be credited to the Borrower on the same Business Day as the Cash Management Bank’s receipt of such amounts in good collected funds, (c) all funds and cash proceeds in the form of an automated clearing house transfer received in the Concentration Account as contemplated by §7.17 shall be credited to the Borrower, on the next Business Day following the Cash Management Bank’s receipt of such amounts in good collected funds. For purposes of the foregoing provisions of this §2.11.1, the Cash Management Bank shall not be deemed to have received any such funds or cash proceeds on any day unless received by the Cash Management Bank before 2:30 p.m. (Boston time) on such day. The Borrower further acknowledges and agrees that any such provisional credits or credits in respect of wire or automatic clearing house funds transfers shall be subject to reversal if final collection in good funds of the related item is not received by, or final settlement of the funds transfer is not made in favor of, the Cash Management Bank in accordance with Cash Management Bank’s customary procedures and practices for collecting provisional items or receiving settlement of funds transfers.

2.11.2.	Application of Payments Prior to Event of Default.

(a)        Prior to the occurrence of an Event of Default of which the account officers of the Administrative Agent active on the Borrower’s account have knowledge, all funds transferred to the Concentration Account and for which the Borrower has received credits shall be transferred to the Operating Account.

(b)        Any payments made by the Borrower pursuant to §§7.17(b)(v) or (vi) shall be applied to the Obligations of the Borrower as follows:

(i)         first, to pay amounts then due and payable by the Borrower under this Credit Agreement, the Notes and the other Loan Documents and in respect of any other Obligations of the Borrower;

(ii)         second, to repay Swing Line Loans made by the Administrative Agent pursuant to §2.6.2 and for which Settlement has not then been made;

(iii)	third, to repay Revolving Loans which are Base Rate Loans;
(iv)	fourth, to repay Revolving Loans which are LIBOR Rate Loans; and

(v)        fifth, except as otherwise required by §§4.2(b) and (c), to the Operating Account.

(c)        All prepayments of LIBOR Rate Loans prior to the end of an Interest Period shall obligate the Borrower to pay any breakage costs associated with such LIBOR Rate Loans in accordance with §5.10. Prior to the occurrence of an Event of Default, the Borrower may elect to avoid such breakage costs by providing to the Administrative Agent cash in an amount sufficient to cash collateralize such LIBOR Rate Loans, but in no event shall the Borrower be deemed to have paid such LIBOR Rate Loans until such cash has been paid to the Administrative Agent and has been applied to such LIBOR Rate Loans. Until such application, the Administrative Agent may elect to cause such cash collateral to be deposited into either (i) a cash collateral account pursuant to the terms of a cash collateral agreement executed by the Borrower and the Administrative Agent and in form and substance satisfactory to the Administrative Agent or (ii) the Operating Account with appropriate instructions prohibiting the Borrower’s withdrawal of such funds so long as they remain cash collateral. In each such case, the Borrower agrees to execute and deliver to the Administrative Agent such instruments and documents, including Uniform Commercial Code or other financing statements and agreements with any third party depository banks, as the Administrative Agent may request.

(d)        All prepayments of the Revolving Loans pursuant to this §2.11.2 shall be allocated among the Lenders making such Revolving Loans, in proportion, as nearly as practicable, to the respective unpaid principal amount of such Revolving Loans outstanding, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. Prior to any Settlement Date, however, all prepayments of the Revolving Loans shall be applied in accordance with this §2.11.2, first to outstanding Revolving Loans of the Administrative Agent.

2.12.     Repayments of Loans After Event of Default. Following the occurrence and during the continuance of an Event of Default of which the account officers of the Administrative Agent active on the Borrower’s account have knowledge, all funds transferred to the Concentration Account and for which the Borrower has received credits shall be applied to the Obligations in accordance with §12.4.

2.13.     Term Loan. Subject to the terms and conditions set forth in this Credit Agreement, each Lender agrees to lend to the Borrower on the Closing Date the amount of its Commitment Percentage of the principal amount of $20,000,000.

2.14.     Term Notes. The Term Loan shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit F hereto (each a " Term Note"), each dated the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §18 hereof) and completed with appropriate insertions. One Term Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment Percentage of the Term Loan and representing the obligation of the Borrower to pay to such Lender such principal amount or, if less, the outstanding amount of such Lender's Commitment Percentage of the Term Loan plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Lender to make or cause to be made a notation on such Lender's Term Note Record reflecting the original principal amount of such Lender's Commitment Percentage of the Term Loan and, at or about the time of such Lender's receipt of any principal payment on such Lender's Term Note, an appropriate notation on such Lender's Term Note Record reflecting such payment. The aggregate unpaid amount set forth on such Lender's Term Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender's Term Note Record shall not affect the obligations of the Borrower hereunder or under any Term Note or to make payments of principal of and interest on any Term Note when due.

2.15.	Interest on Term Loan.

2.15.1.  Interest Rates. Except as otherwise provided in §5.11, the Term Loan shall bear interest during each Interest Period relating to all or any portion of the Terms Loan at the following rates:

(a)        To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the Base Rate, the Term Loan or such portion shall bear interest during such Interest Period at the rate per annum equal to the Base Rate plus the Applicable Margin as in effect from time to time applicable to all or any portion of the Term Loan bearing interest at the Base Rate.

(b)        To the extent that all or any portion of the Term Loan bears interest during such Interest Period at the LIBOR Rate, the Term Loan or such portion shall bear interest during such Interest Period at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin as in effect from time to time applicable to all or any portion of the Term Loan bearing interest at the LIBOR Rate.

The Borrower promises to pay interest on the Term Loan or any portion thereof in arrears on each Interest Payment Date with respect thereto.

2.15.2.  Notification by Borrower. The Borrower shall notify the Administrative Agent, such notice to be irrevocable, at least four (4) Business Days prior to the Drawdown Date of the Term Loan if all or any portion of the Term Loan is to bear interest at the LIBOR Rate. After the Term Loan has initially been made on the Closing Date, the provisions of §2.7 shall apply mutatis mutandis with respect to all or any portion of the Term Loan so that the Borrower may have the same interest rate options with respect to all or any portion of the Term Loan as it would be entitled to with respect to the Revolving Loans.

2.15.3.  Amounts, etc. Any portion of the Term Loan bearing interest at the LIBOR Rate relating to any Interest Period shall be in the amount of $1,000,000 or an integral amount thereof. No Interest Period relating to the Term Loan or any portion thereof bearing interest at the LIBOR Rate shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Term Loan is to be made unless a portion of the Term Loan at least equal to such installment payment has an Interest Period ending on such date or is then bearing interest at the Base Rate.

2.16.     Administrative Agent Advances. Notwithstanding anything to the contrary contained herein (including, without limitation, the borrowing limitations set forth in Section 2.1 hereof), but subject to the limitations set forth in the proviso contained in this Section 2.16, the Administrative Agent is hereby authorized by the Borrower and the Lenders, from time to time at the request of the Borrower but in the Administrative Agent’s sole discretion, (a) after the occurrence and during the continuance of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in §11 have not been satisfied, to make Revolving Loans to the Borrower on behalf of the Lenders which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (other than amounts in respect of Cash Management Obligations), or (iii) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement (other than amounts in respect of Cash Management Obligations), including, without limitation, costs, fees and expenses as described in §15 (any of the advances described in this §2.16 being hereinafter referred to as “Administrative Agent Advances”); provided, that (w) the Administrative Agent Advances shall be due and payable on the earlier of (1) demand by the Administrative Agent and (2) sixty (60) days after the making thereof, (x) not more than two (2) Administrative Agent Advances shall be made in any 180 day period, (y) the aggregate outstanding principal amount of all Administrative Agent Advances shall not exceed $2,500,000 and (z) the Administrative Agent shall not make any Administrative Agent Advance to the Borrower if the amount thereof would cause the Revolving Exposure to exceed the Total Commitment. The Administrative Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to Base Rate Loans which are Revolving Loans from time to time. The Administrative Agent shall notify each Lender and the Borrower in writing of each such Administrative Agent Advance promptly following the making thereof, which notice shall include a description of the purpose of such Administrative Agent Advance. Each Lender irrevocably agrees to purchase from the Administrative Agent, upon demand, its pro rata share (in accordance with its Commitment Percentage) of the amount of the outstanding Administrative Agent Advances. Until such purchase, all payments in respect of the Administrative Agent Advances shall be for the account of the Administrative Agent.

3. REPAYMENT OF LOANS.

3.1.	Revolving Loans.

3.1.1.    Maturity. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Revolving Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and all other fees and other amounts then accrued and outstanding with respect thereto.

3.1.2.    Mandatory Repayments of Revolving Loans. If at any time the sum of the Revolving Exposure exceeds the Gross Availability, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to any Swing Line Loans outstanding, second, to any Unpaid Reimbursement Obligations; third, to all Revolving Loans advanced to the Borrower; and fourth, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligation or prepayment of Revolving Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Revolving Note or loan account (as the case may be) with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. In addition, the Borrower shall repay the Revolving Loans in accordance with §3.2.1(d).

3.1.3.    Optional Repayments of Revolving Loans. The Borrower shall have the right, at their election, to repay the outstanding amount of the Revolving Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.1.3 may be made only on the last day of the Interest Period relating thereto (unless breakage costs are paid by the Borrower pursuant to §5.10 or cash collateral is provided in accordance with §2.11.2(c)) . The Borrower shall provide to the Administrative Agent, no later than 10:00 a.m., Boston time, at least three (3) Business Days prior written notice of any proposed prepayment pursuant to this §3.1.3, specifying the proposed date of prepayment of any LIBOR Rate Loans and the principal amount to be prepaid. Each such partial prepayment of the Revolving Loans shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans which are Revolving Loans and second to the principal of LIBOR Rate Loans which are Revolving Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each such Lender’s Revolving Note or loan account, as the case may be, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

3.2.	Term Loan.
	3.2.1.	Mandatory Prepayments of Term Loan.

(a)        The Borrower shall repay to the Lenders the principal amount of the Term Loan in quarterly installments. Such quarterly installments (“Term Loan Installments”) of principal shall be payable on the installment payment dates (each a “Term Loan Installment Date ”), and shall be in the amounts as set forth in the table below as adjusted in accordance with the terms of this Credit Agreement, with all remaining outstanding amounts of the Term Loan to be repaid on the Maturity Date.

Term Loan Installment Payment Date	Term Loan Installment
November 1, 2005	$1,000,000
February 1, 2006	$1,000,000
May 1, 2006	$1,000,000
August 1, 2006	$1,000,000
November 1, 2006	$1,000,000
February 1, 2007	$1,000,000
May 1, 2007	$1,000,000
August 1, 2007	$1,000,000
November 1, 2007	$1,000,000
February 1, 2008	$1,000,000
May 1, 2008	$1,000,000
August 1, 2008	$1,125,000
November 1, 2008	$1,125,000
February 1, 2009	$1,125,000

May 1, 2009	$1,125,000
August 1, 2009	$1,125,000
November 1, 2009	$1,125,000
February 1, 2010	$1,125,000
Maturity Date	$1,125,000 or the remaining outstanding amount of the Term Loan

(b)        Commencing with the end of the 2005 Fiscal Year, and for each Fiscal Year ended thereafter, in addition to the Term Loan Installments to be made in accordance with (a) above, the Borrower shall make a prepayment in an aggregate amount equal to (A) 75% of Excess Cash Flow for the preceding Fiscal Year, if at the end of such Fiscal Year, the Consolidated Total Funded Debt to EBITDA Ratio is greater than or equal to 3.50:1.00 or (b) 50% of Excess Cash Flow for the preceding Fiscal Year, if at the end of such Fiscal Year, the Consolidated Total Funded Debt to EBITDA Ratio is less than 3.50:1.00. Prepayments made pursuant to this §3.2.1(b) shall (a) be due not later than thirty (30) days after the date that is the earlier of (i) the date on which the financial statements have been delivered pursuant to §7.4(a) and (ii) the date that such financial statements are required to be delivered pursuant to the terms of §7.4(a) and (b) shall be applied in the manner set forth in §3.2.1(d).

(c)	Concurrently with the receipt by the Parent or any Subsidiary of the Parent of:

(i)         net cash proceeds from any Asset Sales by the Parent or such Subsidiary (other than the sale, lease, license or other disposition of assets in the ordinary course of business consistent with past practices) in excess of $100,000 in any Fiscal Year or $500,000 in the aggregate during the term of this Credit Agreement, which have not been utilized by the Parent or such Subsidiary to replace the assets disposed of within sixty (60) days of such Asset Sale;

(ii)         net cash proceeds from the issuance by the Parent or such Subsidiary of any debt (other than debt permitted under §8.2) or equity securities (other than equity securities issued in connection with any compensatory employee benefit or option plan); or

(iii)        net cash proceeds received by the Parent or such Subsidiary from Casualty Events which have not been utilized by the Parent or such Subsidiary to repair or replace the property so damaged, destroyed or taken within one hundred and eighty (180) days of receipt of such proceeds;

the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to one hundred percent (100%) of such proceeds, to be applied in the manner set forth in §3.2.1(d). Notwithstanding the foregoing, the provisions of this §3.2.1(c) shall not impair any restrictions set forth in the Loan Documents with respect to the incurrence of Indebtedness or Asset Sales by the Parent or any of its Subsidiaries.

(d)        (i) All payments made pursuant to §3.2.1(b) shall be applied to repay the outstanding principal amount of the Term Loan, with such payments to be applied against the remaining scheduled installments of principal of the Term Loan on a pro rata basis and pro rata among the Lenders and (ii) all payments made pursuant to §3.2.1(c) shall be applied (A) first, to repay the outstanding principal amount of the Term Loan, with such payments to be applied against the remaining scheduled installments of principal of the Term Loan on a pro rata basis and pro rata among the Lenders, (B) then, upon payment in full of all outstanding amounts on the Term Loan, to repay the outstanding principal amount of the Revolving Loans; provided that the Borrower may reborrow such Revolving Loans subject to the terms of this Credit Agreement. Such mandatory prepayments shall be allocated among the Lenders in proportion, as nearly as practicable, to the respective outstanding amounts of each such Lender's Notes or loan accounts, as the case may be, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion. No amounts repaid with respect to the Term Loan pursuant to this §3.2.1 may be reborrowed.

3.2.2.    Optional Prepayments of Term Loan. The Borrower shall have the right at any time to prepay the Term Notes on or before the Maturity Date, as a whole, or in part, upon not less than five (5) Business Days prior written notice to the Administrative Agent, without premium or penalty, provided that (a) no portion of the Term Loan bearing interest at the LIBOR Rate may be prepaid pursuant to this §3.2.2 except on the last day of the Interest Period relating thereto (unless breakage costs are paid by the Borrower pursuant to §5.10 or cash collateral is provided in accordance with §2.11.2(c)) and (b) each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective outstanding amount of each such Lender's Term Note, or loan account, as the case may be, with adjustments to the extent practicable to equalize any prior prepayments not exactly in proportion. Any prepayment of principal of the Term Loan shall include all interest accrued to the date of prepayment and shall be applied pro rata to the remaining scheduled installments of the Term Loan on a pro rata basis and pro rata among the Lenders. No amount repaid with respect to the Term Loan may be reborrowed.

4. LETTERS OF CREDIT.

4.1.	Letter of Credit Commitments.

4.1.1.    Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Issuing Bank’s customary form (a “Letter of Credit Application”), the Administrative Agent on behalf of the Lenders and in reliance upon the agreement of such Lenders set forth in §4.1.4 and upon the representations and warranties of the Borrower contained herein, agrees to (a) cause the Issuing Bank to issue, extend and renew for the account of the Borrower or Quaker Textile one or more standby or documentary letters of credit (each individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Administrative Agent and the Issuing Bank and (b) enter into an LC Guaranty to support the reimbursement obligations of the Borrower with respect to Letters of Credit requested by the Borrower; provided, however, that after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount on all Letters of Credit and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and (ii) the Revolving Exposure shall not exceed the Gross Availability at such time.

4.1.2.    Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Administrative Agent and the Issuing Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4.1.3.    Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. Subject to clause (b) above, each Letter of Credit shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary Letters of Credit, after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days or 180 days, as applicable, after such renewal or extension) provided that the Issuing Bank may, in its sole and absolute discretion, agree to issue any such standby Letter of Credit providing for automatic extensions thereof to a date not later than 365 days beyond its current expiration date; provided that any such automatic extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

4.1.4.    Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit issued for the account of the Borrower or Quaker Textile and each payment made by the Administrative Agent to the Issuing Bank under the LC Guaranty relating to any Letter of Credit issued for the account of the Borrower or Quaker Textile to the extent that such amount is not reimbursed by the Borrower pursuant to §4.2 (such agreement by a Lender being called herein the “Letter of Credit Participation” of such Lender).

4.1.5.    Participations of Lenders. Each such payment made by a Lender shall, unless the applicable Reimbursement Obligation has been otherwise funded as a Revolving Loan bearing interest at the Base Rate pursuant to §4.2, be treated as the purchase by such Lender of a participating interest in the Borrower’s Reimbursement Obligation under §4.2 in an amount equal to such payment. To that extent, each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2.

4.2.       Reimbursement Obligation of the Borrower. In order to induce the Administrative Agent to cause the Issuing Bank to issue, extend and renew each Letter of Credit for the account of the Borrower or Quaker Textile, the Borrower agrees to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent and/or the Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed for the Borrower’s or Quaker Textile’s account,

(a)        except as otherwise expressly provided in §§4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Issuing Bank, or the Issuing Bank or the Administrative Agent otherwise makes a payment with respect thereto or the Administrative Agent makes any payment under the LC Guaranty, (i) the amount paid by the Issuing Bank or the Administrative Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Issuing Bank or Administrative Agent or any Lender in connection with any payment made by the Issuing Bank, Administrative Agent or any Lender under, or with respect to, such Letter of Credit; provided that, subject to the conditions to borrowing set forth herein, payment of each Reimbursement Obligation by the Borrower under this §4.2(a) shall be made through the automatic funding of a Revolving Loan bearing interest at the Base Rate applicable to Revolving Loans in an amount equal to the amount of such Reimbursement Obligation, and the Borrower hereby irrevocably authorizes and directs the Administrative Agent and Issuing Bank to take such actions as may be necessary to effectuate such automatic funding of any such Base Rate Loans;

(b)        upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and

(c)        upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit issued for the account of the Borrower or Quaker Textile in accordance with §12, an amount equal to the then Maximum Drawing Amount on all Letters of Credit issued for the account of the Borrower or Quaker Textile, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the Default Rate.

4.3.       Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Administrative Agent as provided in §4.2 on or before the date that such draft is paid or other payment is made by the Issuing Bank or the Administrative Agent or, as a result of the applicable borrowing limits described therein being exceeded such Reimbursement Obligations are not satisfied by the making of a Revolving Loan bearing interest at the Base Rate applicable to Revolving Loans, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 2:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each such Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Bank or the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Issuing Bank and the Administrative Agent to the Borrower and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

4.4.       Obligations Absolute. The Borrower’s obligations under this §4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower or Quaker Textile may have or have had against the Issuing Bank or the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Administrative Agent and the Lenders that none of the Issuing Bank, the Administrative Agent and the Lenders shall be responsible for, and the Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower or Quaker Textile, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or Quaker Textile against the beneficiary of any Letter of Credit or any such transferee. None of the Issuing Bank, the Administrative Agent and the Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Issuing Bank, the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of gross negligence, shall be binding upon the Borrower and Quaker Textile and shall not result in any liability on the part of the Issuing Bank, the Administrative Agent or any Lender to the Borrower or Quaker Textile.

4.5.       Reliance by Issuer. To the extent not inconsistent with §4.4, the Issuing Bank and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by such Person to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank or the Administrative Agent. Each of the Issuing Bank and the Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as they reasonably deem appropriate or it shall first be indemnified to its reasonable satisfaction by the other Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Issuing Bank and the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Notes or of a Letter of Credit Participation.

4.6.       Letter of Credit Fee. The Borrower shall pay a fee (in each case, a “Letter of Credit Fee”) to the Administrative Agent, in respect of each Letter of Credit issued for the account of the Borrower or Quaker Textile, (a) in an amount equal to the Applicable Margin per annum with respect to

LIBOR Rate Loans that are Revolving Loans on the available amount of each such Letter of Credit, which Letter of Credit Fee shall be for the accounts of the Lenders in accordance with their respective Commitment Percentages and (b) in an amount equal to one-eighth of one percent (0.125%) per annum on the available amount of each such Letter of Credit, which amount shall be for the account of the Administrative Agent or the Issuing Bank as a fronting fee. The Letter of Credit Fee shall be paid monthly in arrears on the first Business Day of each month for the immediately preceding calendar month. In respect of each Letter of Credit issued for the account of the Borrower or Quaker Textile, the Borrower shall also pay to the Administrative Agent for the Issuing Bank’s or the Administrative Agent’s own account, at such other time or times as such charges are customarily made by the Issuing Bank or the Administrative Agent, the Issuing Bank’s and/or the Administrative Agent’s customary issuance, amendment, negotiation, payment or document examination and other administrative fees as in effect from time to time.

4.7.       Existing Letters of Credit. Schedule 4.7 contains a list of certain letters of credit issued prior to the Closing Date for the account of the Borrower or Quaker Textile by Fleet National Bank, in its capacity as issuing bank under the Existing Credit Agreement (the “Existing Letters of Credit”). On the Closing Date, (a) the Existing Letters of Credit shall be deemed to be Letters of Credit issued pursuant to this §4 and shall be subject to all of the provisions applicable to Letters of Credit under this Credit Agreement and (b) all liabilities of the Borrower with respect to the Existing Letters of Credit shall constitute Obligations of the Borrower with respect to Letters of Credit in accordance with this Credit Agreement and the other Loan Documents as though the Borrower had delivered a Letter of Credit Application under this Credit Agreement. On the Closing Date, the letter of credit fees owing with respect to the Existing Letters of Credit under §2.3 of the Existing Credit Agreement shall be calculated and paid in full to Fleet National Bank, as lender under the Existing Credit Agreement. From and after the Closing Date, the Borrower shall pay Letter of Credit Fees and such other fees as provided in §4.6, in each case when due pursuant to §4.6, with respect to each of the Existing Letters of Credit.

5. CERTAIN GENERAL PROVISIONS.

5.1.	Fees.

5.1.1.    Administrative Agent’s Fee. The Borrower shall pay to the Administrative Agent, for its own account, an administrative agent’s fee as set forth in the Fee Letter (the “Administrative Agent’s Fee”), in the amounts and at the times referred to therein.

5.1.2.    Closing Fee. The Borrower shall pay to the Administrative Agent on the Closing Date the additional fees set forth in the Fee Letter (the “Closing Fee”), in the amounts and at the times referred to therein.

5.2.	Funds for Payments.

5.2.1.    Payments to Administrative Agent. All payments of principal and interest on Loans and all Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents (unless the provisions of this Credit Agreement require otherwise) shall be made on the due date thereof to the Administrative Agent in Dollars for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case no later than 12:00 noon (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

5.2.2.    No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (other than Excluded Taxes) unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

5.2.3.    Non-U.S. Lenders. Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a "Non-U.S. Lender") hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date on which it becomes a Lender hereunder, deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a "bank" for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a "bank" for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (i) such Non-U.S. Lender is not a "bank" for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or the Administrative Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent's reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).

5.3.       Computations. All computations of interest on Loans, any Fees or any other amount due hereunder shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest and fees shall accrue during such extension.

5.4.       Interest Limitation. Notwithstanding any other term of this Credit Agreement or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder by the Lenders shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States of America, as amended or 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Credit Agreement or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum, shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

5.5.       Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (i) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrower and the Lenders.

5.6.       Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to (i) make or maintain LIBOR Rate Loans, or (ii) perform its obligations in respect of any LIBOR Rate Loan, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Loans of another Type to LIBOR Rate Loans shall forthwith be suspended, and (b) such Lender’s Loans then outstanding as LIBOR Rate Loans if any such Loans exist, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay to the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §5.6, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.7.       Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)        subject any Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank to any Tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the LIBOR Rate Loans, or change in the basis of taxation of payments to such Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank (other than Taxes, levies, imposts. charges, fees, deductions or withholdings covered by §5.2.2 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank), or

(b)        impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank, or

(c)        impose on any Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, such Lender’s Commitment, any Letters of Credit or, the LIBOR Rate Loans, and the result of any of the foregoing is:

(i)         to increase the cost to any Lender or the Issuing Bank of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans, such Lender’s Commitment or any Letter of Credit, or

(ii)         to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender, the Administrative Agent or the Issuing Bank hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or

(iii)        to require such Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank such additional amounts as will be sufficient to compensate such Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum upon presentation by such Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank of a certificate in accordance with §5.9 hereof; provided that the Borrower shall not be liable to any Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank for costs incurred more than one hundred and twenty (120) days prior to receipt by the Borrower of such certificate from such Lender, the Administrative Agent, the Issuing Bank, or the Cash Management Bank, as applicable, unless such costs were incurred prior to such 120-day period solely as a result of such present or future applicable law being retroactive to a date which occurred prior to such 120-day period.

5.8.       Capital Adequacy. If after the date hereof any Lender, the Administrative Agent or the Issuing Bank determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Lender, the Administrative Agent or the Issuing Bank or any corporation controlling such Lender, the Administrative Agent or the Issuing Bank with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s, the Administrative Agent’s or the Issuing Bank’s commitment with respect to any Loans to a level below that which such Lender, the Administrative Agent or the Issuing Bank could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, the Administrative Agent’s or Issuing Bank’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender, the Administrative Agent or the Issuing Bank to be material, then such Lender, the Administrative Agent or the Issuing Bank may notify the Borrower of such fact upon presentation of a certificate in accordance with §5.9 hereof. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Lender shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receive such notice, an adjustment to the compensation payable hereunder which will adequately compensate such Lender in light of these circumstances. If the Borrower and such Lender are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in the Administrative Agent’s, Issuing Bank’s or such Lender’s reasonable determination, provide adequate compensation; provided that the Borrower shall not be liable to any Lender, the Administrative Agent or the Issuing Bank for costs incurred more than one hundred and twenty (120) days prior to receipt by the Borrower of such notice. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.9.       Certificate. A certificate setting forth any additional amounts payable pursuant to §5.7 or §5.8 and a brief explanation of such amounts which are due, submitted by any Lender, the Administrative Agent, the Issuing Bank or the Cash Management Bank to the Borrower, shall be prima facie evidence that such amounts are due and owing.

5.10.     Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to banks of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or are deemed to have given) a Loan Request or a notice (in the case of all or any portion of the Term Loan pursuant to §2.15.2) or a Conversion Request relating thereto in accordance with §2.7 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Base Rate

Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

5.11.     Interest After Default. Immediately upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Obligations and Letter of Credit Fees at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

5.12.     Collateral Security and Guaranties. Each of the Parent and the Borrower covenants and agrees that:

(a)        Pursuant to the terms of the Security Documents, the Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens) in the Collateral.

(b)	The Obligations shall also be guaranteed pursuant to the terms of the Guaranties.

6. REPRESENTATIONS AND WARRANTIES.

Each of the Parent and the Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

6.1.	Corporate Authority, Etc.
	6.1.1.	Existence, Good Standing.

(a)        Each of the Parent and its Subsidiaries (i) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has taken all actions which, by reason of its ownership of property or carrying on of business, are required to be taken by it under the laws of any jurisdiction, wherein it owns property or carries on business, except where the failure to do so would not materially and adversely affect the Borrower and the Guarantors (taken as a whole) and (iii) has all corporate authority (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated.

(b)        Each of the Parent and its Subsidiaries has adequate power and authority and has full legal right to enter into each of the Loan Documents to which it is or is to become a party, to perform, observe and comply with all of its agreements and obligations under each of such documents, and to make all of the borrowings and obtain the extensions of credit contemplated by this Credit Agreement.

6.1.2.    Authorization. The execution and delivery by each of the Parent and its Subsidiaries of each of the Loan Documents executed and delivered on the Closing Date to which, by the terms of such document, it is a party, the performance by each of the Parent and its Subsidiaries of all of its agreements and obligations under each of such documents, and the making by the Borrower of all of the borrowings contemplated by this Credit Agreement, are within the corporate (or the equivalent company) authority of the Parent and each of its Subsidiaries, as applicable, have been duly authorized by all necessary corporate or other action on the part of the Parent and its Subsidiaries, as applicable, and do not and will not (i) except as otherwise expressly contemplated by the Loan Documents, conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of the Parent or its Subsidiaries, under any agreement, trust deed, indenture, mortgage or other instrument to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries or any of the property of the Parent or any of its Subsidiaries is bound, the consequences of which would have a material and adverse effect on the financial condition, assets or operations of the Borrower and the Guarantors (taken as a whole), (ii) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official (all as from time to time in effect and applicable to the Parent or any of its Subsidiaries) except where such violation or contravention would not materially and adversely affect the financial condition, assets or operations of the Borrower and the Guarantors (taken as a whole), (iii) require any waivers, consents or approvals by any of the creditors of the Parent or any of its Subsidiaries which have not been obtained (except when failure to do so would not materially and adversely affect the financial condition, assets or operations of the Borrower and the Guarantors, taken as a whole), (iv) in the case of the Parent and its Subsidiaries, require any consents or approvals by any shareholders or members of such Person, (except such as will be obtained on or prior to the Closing Date and will be in full force and effect on and as of the Closing Date), (v) require any approval, consent, order, authorization or license by, or giving notice to, or taking any other action with respect to, any governmental or regulatory authority or agency under any provision of any law applicable to the Parent or any of its Subsidiaries, except those actions which have been taken or will be taken prior to the Closing Date and except where failure to take such actions would not materially and adversely affect the financial condition, assets or operations of the Borrower and the Guarantors (taken as a whole), or (vi) conflict with any provision of the Governing Documents of the Parent or any Subsidiary of the Parent.

6.1.3.    Delivery. Each of the Parent and its Subsidiaries has duly executed and delivered each of the Loan Documents to which it is a party and each of such documents is in full force and effect.

6.1.4.    Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Parent or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

6.2.	Financial Statements; Projections.

(a)        There has been furnished to the Administrative Agent and each of the Lenders a consolidated balance sheet of the Parent and its Subsidiaries as at January 1, 2005, and consolidated statements of income and cash flow of the Parent and its Subsidiaries for the Fiscal Year then ended, certified by PricewaterhouseCoopers. Such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP and fairly present the financial condition of the Parent and its Subsidiaries as at the close of business on the date thereof and the results of operations for the Fiscal Year then ended. There are no contingent liabilities of the Parent or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Parent or the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

(b)        There has been furnished to the Administrative Agent and each of the Lenders an unaudited consolidated balance sheet of the Parent and its Subsidiaries as at April 2, 2005, and unaudited consolidated statements of income and cash flow of the Parent and its Subsidiaries as of such date. Such balance sheet and statements of income and cash flow have been prepared in accordance with GAAP and fairly present the financial condition of the Parent and its Subsidiaries as at the close of business on the date thereof and the results of operations. There are no contingent liabilities of the Parent or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Parent or the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

(c)        There has also been furnished to the Administrative Agent and each of the Lenders projections of the monthly operating budgets, balance sheets and cash flow statements of the Parent and its Subsidiaries for the 2005 Fiscal Year and the quarterly operating budgets, balance sheets and cash flow statements of the Parent and its Subsidiaries for the 2006, 2007, 2008 and 2009 Fiscal Years, in each case, on a consolidated basis. To the knowledge of the Parent and its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections (taken as a whole). The projections are based upon reasonable estimates and assumptions and reflect the reasonable estimates of the Parent and its Subsidiaries of the results of operations and other information projected therein (it being understood that such projections are not a guarantee of future performance).

6.3.       Solvency. As of the Closing Date and after giving effect to the Loans hereunder and the other transactions contemplated hereby:

(a)        the aggregate value of all properties of the Parent and its Subsidiaries, on a consolidated basis, at their present fair saleable value exceed the amount of all the probable debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Parent and its Subsidiaries as they become absolute and mature;

(b)        the present fair saleable value of the assets of the Parent and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability on their debts as they become absolute and mature;

(c)        the Parent and its Subsidiaries will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(d)        the Parent and its Subsidiaries do not, on a consolidated basis, intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

6.4.       No Material Adverse Changes, etc. Since the Balance Sheet Date, there has occurred no material adverse change in the financial condition or business of the Parent or any of its Subsidiaries. Since the Balance Sheet Date, neither the Parent nor any Subsidiary of the Parent has made any Restricted Payment (other than Restricted Payments permitted under §8.4).

6.5.       Absence of Mortgages and Liens. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any of the material assets or property of the Parent or any Subsidiary of the Parent or of any of the rights relating thereto.

6.6.       Franchises, Patents, Copyrights, etc. Each of the Parent and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others unless the failure of such possession would not have a material adverse effect on the business, assets, operations or financial condition of the Borrower and the Guarantors (taken as a whole). Attached hereto as Schedule 6.6 is a true, correct and complete list of all patents, patent applications, federally registered copyrights, trademarks, trademark applications, trade names and other intellectual property owned by the Parent or any Subsidiary of the Parent as of the Closing Date.

6.7.       Litigation. Except as set forth in Schedule 6.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending, or, to the best knowledge of the Senior Management after all due investigation appropriate under the circumstances, threatened against the Parent or any of its Subsidiaries, before any court, tribunal or administrative agency or board that would be likely to, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower and the Guarantors, taken as a whole, or materially impair the right of the Borrower and the Guarantors, taken as a whole, to carry on business substantially as now conducted by them, or that questions the validity of this Credit Agreement or any of the other Loan Documents.

6.8.       No Materially Adverse Contracts, etc. Except as set forth on Schedule 6.8, neither the Parent nor any of its Subsidiaries is subject to any charter, partnership or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a material adverse effect on the business, assets or financial condition of the Borrower and the Guarantors, taken as a whole. Except as listed on Schedule 6.8 hereto, neither the Parent nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Parent’s or the Borrower’s officers, to have any material adverse effect on the business of the Borrower and the Guarantors, taken as a whole.

6.9.       Compliance with Other Instruments, Laws, etc. Neither the Parent nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could materially and adversely affect the financial condition, properties or business of the Parent and its Subsidiaries.

6.10.     Tax Status. The Parent and its Subsidiaries (i) have made or filed all federal, provincial and all material state, provincial and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (ii) have paid all material Taxes and other governmental assessments and charges imposed on them, except those being contested in good faith and by appropriate proceedings and for which the Parent and its Subsidiaries have set aside on their books reasonably adequate provisions therefor (unless foreclosure or other enforcement action has been commenced in respect thereof or any Lien has attached as security therefor, in which case such exception does not apply), and (iii) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, except those being contested in good faith and as to which adequate reserves are maintained, and the officers of the Parent and the Borrower know of no basis for any such claim.

6.11.     No Default or Event of Default. No Default or Event of Default has occurred and is continuing.

6.12.     Holding Company and Investment Company Acts. Neither the Parent nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

6.13.	Employee Benefit Plans.

6.13.1.  In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with applicable law including without limitation the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions, other than as set forth on Schedule 6.13.1 attached hereto. The Parent and the Borrower have heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

6.13.2.  Terminability of Welfare Plans. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). The Parent, the Borrower or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Parent, the Borrower or such ERISA Affiliate without liability to any Person, other than for benefits which have accrued prior to termination.

6.13.3.  Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan and none of the Parent, the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Parent, the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans.

6.13.4.  Multiemployer Plans. None of the Parent, the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. None of the Parent, the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

6.14.     Regulations U and X. The proceeds of the Loans and Letters of Credit shall be used solely for the purposes specified in §7.11. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

6.15.     True Copies of Governing Documents. The Parent and the Borrower have furnished or caused to be furnished to each of the Lenders true and complete copies of the Governing Documents (together with any amendments thereto) of the Parent and each Subsidiary of the Parent.

6.16.     Fiscal Year. The Parent has a Fiscal Year which is the fifty-two (52) or fifty-three (53) week period ending on the Saturday closest to January 1 of each calendar year.

6.17.     Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable United States federal and state law, to establish and perfect the Administrative Agent’s first-priority Lien and security interest in the Collateral. The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower and the Guarantors party to the Security Agreements are the owners of the Collateral free from any Lien, except for Permitted Liens.

6.18.     Subsidiaries, etc. The Parent does not have any Subsidiaries except as set forth on Schedule 6.18 hereto, as such schedule may be updated from time to time by the Borrower in accordance with §8.11.

6.19.     Environmental Compliance. With respect to the past and present condition and usage of the Real Estate and the operations conducted thereon:

(a)        none of the Parent, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule, permit or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any other state, local, foreign or common law, statute, regulation, ordinance, order, decree or any other binding requirement of any Governmental Authority relating to health, safety or the environment (all of the foregoing, collectively, the “Environmental Laws”), which violation could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of the Parent or any Subsidiary of the Parent to fulfill its obligations under this Credit Agreement or the other Loan Documents;

(b)        (i) except as set forth on Schedule 6.19(a) hereto, as of the Closing Date, neither the Parent nor any of its Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (A) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Parent or any Subsidiary of the Parent conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances and (ii) except as set forth on Schedule 6.19(b), as such schedule may be updated from time to time by the Borrower (subject to the prior approval of the Administrative Agent), neither the Parent nor any of its Subsidiaries has received any notices referred to in clause (i) above identifying any event or condition that could materially and adversely affect the financial condition, properties or business of the Borrower and the Guarantors, taken as a whole;

(c)        except as set forth on Schedule 6.19(a) attached hereto: (i) no portion of the Real Estate is used for the handling, processing, storage or disposal of Hazardous Substances except in material accordance with applicable Environmental Laws; and, to the best of the Parent’s and Borrower’s knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Parent, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in material accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Parent or its Subsidiaries, which releases could reasonably be expected to have a material adverse effect on the value of any of the Real Estate or on the business, assets, operations or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of the Parent or the Borrower to fulfill its obligations under this Credit Agreement or the other Loan Documents; (iv) to the best of the Parent’s and the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could reasonably be expected to have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment or on the business, assets, operations or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of the Parent or any Subsidiary of the Parent to fulfill its obligations under this Credit Agreement or the other Loan Documents; and (v) in addition, to the best of the Parent’s and the Borrower’s knowledge, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Parent’s and the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws;

(d)        none of the Parent nor its Subsidiaries, any Mortgaged Property or any of the other Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby; and

(e)        to the best of their knowledge after due inquiry, the Parent and the Borrower have furnished the Administrative Agent’s Special Counsel with copies of all material environmental reports relating to the Parent and its Subsidiaries and their properties and operations.

6.20.     Bank Accounts. Schedule 6.20, as such schedule may be updated from time to time by the Borrower (subject to the prior approval of the Administrative Agent), sets forth the account numbers and location of all bank accounts of the Parent and its Subsidiaries.

6.21.     Labor Contracts. Except as set forth on Schedule 6.21, as of the Closing Date, neither the Parent nor any of its Subsidiaries is party to any collective bargaining agreement. Except as disclosed to the Administrative Agent and the Lenders in writing, (a) neither the Parent nor any of its Subsidiaries is a party to any collective bargaining agreement and (b) there are no material grievances, disputes or controversies with any union or other organization of the Parent’s or any of its Subsidiary’s employees, or threats of strikes or work stoppages.

6.22.     Disclosure. Neither this Credit Agreement nor any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to the Parent or any of its Subsidiaries in the case of any document or information not furnished by the Parent or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading. Except as disclosed to the Administrative Agent and the Lenders in writing, there is no fact known to the Parent or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on the business, assets, operations or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of the Parent or any Subsidiary of the Parent to fulfill its obligations under this Credit Agreement or the other Loan Documents, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

6.23.     Title to Properties; Leases. The Parent and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Parent and its Subsidiaries delivered to the Administrative Agent pursuant to §10.23, subject to no Liens or other rights of others, except Permitted Liens.

6.24.     Certain Transactions. Except for arm's length transactions pursuant to which the Parent, the Borrower, any of the Guarantors or any of their Subsidiaries make payments in the ordinary course of business upon terms no less favorable than the Parent, the Borrower, the Guarantors or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Parent, the Borrower, the Guarantors or any of their Subsidiaries is presently a party to any transaction with the Parent, the Borrower, the Guarantors or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent and the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

6.25.     Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the "Trading With the Enemy Act") or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001

Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Parent nor any of its Subsidiaries or other Affiliates (a) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person".

7. AFFIRMATIVE COVENANTS OF THE PARENT AND THE BORROWER.

Each of the Parent and the Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to cause the Issuing Bank to issue, extend or renew any Letter of Credit:

7.1.       Punctual Payment. Each of the Parent and the Borrower will duly and punctually pay or cause to be paid when due all principal and interest on the Loans, all Reimbursement Obligations, the Fees and all other Obligations and amounts provided for in this Credit Agreement and the other Loan Documents to which it is a party and will cause to be paid any amounts owing by any of Subsidiary of the Parent, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

7.2.       Maintenance of Office. Each of the Parent and the Borrower will maintain its chief executive office in Fall River, Massachusetts or at such other place as the Parent and the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Parent or the Borrower in respect of the Loan Documents to which the Parent or the Borrower is a party may be given or made.

7.3.       Records and Accounts. Each of the Parent and the Borrower will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with, and all financial statements provided for herein shall be prepared in accordance with GAAP consistently applied; (ii) maintain adequate accounts and reserves for all taxes (including incomes taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves; and (iii) at all times, maintain independent certified public accountants as the Parent’s and the Borrower’s accountants which shall be satisfactory to the Administrative Agent.

7.4.       Financial Statements, Certificates and Information. The Parent and the Borrower will deliver to each of the Lenders:

(a)        as soon as practicable, but in any event not later than ninety (90) days after the end of each Fiscal Year, the consolidated balance sheet of the Parent and its Subsidiaries, as at the end of such year, and the related consolidated statements of income and retained earnings and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous Fiscal Year and all such consolidated financial statements to be in reasonable detail, prepared in accordance with GAAP consistently applied, and certified without qualification and without expression of uncertainty as to the ability of the Parent and its Subsidiaries to continue as going concerns, by PricewaterhouseCoopers or by other independent certified public accountants satisfactory to the Administrative Agent, together with (i) a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default; and (ii) a copy of their accountants’ management letter (if any) for such Fiscal Year;

(b)        as soon as practicable, but in any event within forty-five (45) days after the end of each Fiscal Quarter, unaudited quarterly consolidated and consolidating financial statements of the Parent and its Subsidiaries for such Fiscal Quarter (i.e., the consolidated and consolidating balance sheet of the Parent and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated and consolidating statements of income and retained earnings and consolidated and consolidating statement of cash flow for such Fiscal Quarter) and the unaudited consolidated and consolidating financial statements of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, each prepared in accordance with GAAP consistently applied, together with a certification by the principal financial or accounting officer(s) of the Parent that the information contained in such financial statements fairly presents in all material respects the financial condition of the Parent and its Subsidiaries (as a whole) on the date thereof (subject to year-end adjustments);

(c)        as soon as practicable, but in any event within thirty (30) days after the end of each month in each Fiscal Year, unaudited monthly consolidated and consolidating financial statements of Parent and its Subsidiaries for such month (i.e., the consolidated and consolidating balance sheet of the Parent and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income and retained earnings and consolidated and consolidating statement of cash flow for such month) and the unaudited consolidated and consolidating financial statements of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, each, prepared in accordance with GAAP consistently applied, together with a certification by the principal financial or accounting officer(s) of the Parent that the information contained in such financial statements fairly presents in all material respects the financial condition of the Parent and its Subsidiaries (as a whole) on the date thereof (subject to year-end adjustments);

(d)        simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer(s) of the Parent in substantially the form of Exhibit B hereto (a “Compliance Certificate”) (i) setting forth in reasonable detail computations evidencing compliance with the covenants contained in §9 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date, (ii) setting forth in reasonable detail the computation of Consolidated Total Funded Debt to EBITDA Ratio as at the end of the relevant Fiscal Quarter and (iii) stating that such officer(s) has caused this Credit Agreement to be reviewed and has no knowledge of any Default or Event of Default during such Fiscal Quarter or at the end of such year, or if such officer(s) has such knowledge, specifying each Default or Event of Default and the nature thereof;

(e)        as soon as available and in any event no later than within fifteen (15) days after the end of each calendar month, (i) a Collateral Update Certificate, (ii) an Accounts Receivable/Loan Reconciliation Report, (iii) a summary of inventory by type and location, (v) an accounts receivable aging report, and (iv) such other information relating to the Collateral as the Administrative Agent shall reasonably request, in each case, accompanied by such supporting detail and documentation as the Administrative Agent shall reasonably request;

(f)         as soon as available and in any event no later than 1:00 p.m. (Boston time) on Tuesday of each week (or, if such Tuesday is not a Business Day or if the preceding Monday is not a Business Day, in each case, on Wednesday of such week) (or with greater frequency as the Administrative Agent may request), a Borrowing Base Certificate with respect to the Collateral of the Borrower as of the close of business on the previous Saturday (or, if such day is not a Business Day, on the preceding Business Day), together with such other information relating to the Collateral as the Administrative Agent shall reasonably request, and accompanied by such supporting detail and documentation as the Administrative Agent shall reasonably request;

(g)        not later than December 31st of each calendar year, the annual business plan of the Parent and its Subsidiaries for the succeeding Fiscal Year on a monthly basis in reasonable detail, including projected consolidated and consolidating balance sheets, statements of income and retained earnings and cash flow statements of the Parent and its Subsidiaries for the succeeding Fiscal Year on a monthly basis, in each case in the same format as the audited balance sheet, statement of income and retained earnings and cash flow statement respectively;

(h)        promptly after the sending or filing thereof, copies of all reports which the Parent or any Subsidiary of the Parent sends to any of its security holders, and copies of all reports and registration statements which the Parent or any Subsidiary of the Parent files with the Securities and Exchange Commission or any national securities exchange (including, without limitation, all 10-K, 10-Q and 8-K reports), which reports are required to be sent to security holders or so filed by law or by regulation or under the terms of the Parent’s listing agreement with NASDAQ or any other stock exchange; and

(i)         from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent or any Lender may reasonably request.

7.5.	Notices.

7.5.1.    Defaults. The Parent and the Borrower will promptly notify the Administrative Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice to the Parent or its Subsidiaries or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation for borrowed money in excess of $500,000 to which or with respect to which the Parent or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Parent shall forthwith give written notice thereof to the Administrative Agent, describing the notice or action and the nature of the claimed default.

7.5.2.    Notice of Litigation and Judgments. The Parent and the Borrower will give notice to the Administrative Agent in writing within fifteen (15) days of Senior Management becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Parent or any of its Subsidiaries or to which the Parent or any of its Subsidiaries is or becomes a party involving (i) an uninsured claim against the Parent or any of its Subsidiaries that would reasonably be expected to result in damages of more than $1,000,000 against the Parent or any of its Subsidiaries or have a material adverse effect on the Borrower and the Guarantors taken as a whole or (ii) any litigation proceeding against Persons with which the Parent or any of its Subsidiaries has a business relationship which is likely to materially and adversely affect the business, financial condition, assets or operations of the Borrower and the Guarantors (taken as a whole) and stating the nature and status of such litigation or proceedings.

The Parent will give notice to the Administrative Agent, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Parent or any of its Subsidiaries in an amount in excess of $1,000,000.

7.5.3.    Notification of Claim against Collateral. The Parent and the Borrower will, immediately upon becoming aware thereof, notify the Administrative Agent and each of the Lenders in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses in amounts greater than $250,000 to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject.

7.5.4.    Notices Concerning Inventory Collateral. The Parent and the Borrower shall provide to the Administrative Agent prompt notice of (a) any quarterly physical count of the Parent’s or any of its Subsidiaries’ inventory, together with a copy of the results thereof certified by the Parent or such Subsidiary, (b) any determination by the Parent or any of its Subsidiaries that the inventory levels of the Parent or such Subsidiary are not adequate to meet the sales projections of the Parent or such Subsidiary, and (c) any failure of the Parent or any of its Subsidiaries to pay rent at any leased location, which failure continues for more than ten (10) days following the day on which such rent is due and payable by the Parent or such Subsidiary.

7.5.5.    Notification of Additional Intellectual Property Rights. Within ten (10) days of the end of each Fiscal Quarter, the Parent and the Borrower will (a) notify the Administrative Agent in writing of (i) any patents, patent applications, patent application disclosures filed with any patent office during such Fiscal Quarter or which the intellectual property committee of the Parent or such Subsidiary has approved for filing during such Fiscal Quarter as a patent application, registered copyrights or mask works registered during such Fiscal Quarter, applications for registration of copyrights or mask works filed during such Fiscal Quarter, trademark and service mark registrations during such Fiscal Quarter, trademark and service mark registration applications filed during such Fiscal Quarter, trademarks, service marks and trade names for which the intellectual property committee of the Parent or such Subsidiary has approved filing trademark registration applications during such Fiscal Quarter, all of the foregoing whether a foreign or United States right and whether owned by the Parent or such Subsidiary, to the extent not listed on Schedule 6.6, (ii) the abandonment of any of the foregoing during such Fiscal Quarter and (b) deliver to the Administrative Agent (i) a list of the fifty (50) most valuable copyrights of the Parent and its Subsidiaries as of the end of such Fiscal Quarter (based on the revenue derived therefrom) and (ii) evidence that such fifty (50) copyrights have been registered with the United States Copyright Office, or applications regarding the same have been filed with the United States Copyright Office.

7.5.6.    Environmental Events. The Parent and the Borrower will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that the Parent or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon Senior Management becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that, in the case of clauses (a) or (b) above, could have a material and adverse affect on the financial position, business, operations, or affairs of the Borrower and the Guarantors (taken as a whole).

7.6.        Legal Existence; Maintenance of Properties. (a) Except as permitted by §8.5, the Parent and the Borrower will do and will cause each of their Subsidiaries to do all things necessary to (i) in the case of each of the Parent and the Borrower, maintain in full force and effect its legal existence and good standing under the laws of its jurisdiction of organization or incorporation, (ii) in the case of each of their Subsidiaries (excluding the Borrower), maintain in full force and effect its legal existence and good standing under the laws of its jurisdiction of organization or incorporation except where the failure to do so would not have a material adverse affect on the financial condition, properties or business of the Borrower and the Guarantors, taken as a whole, (iii) maintain its qualification to do business in each state or other jurisdiction in which the failure to do so would have a material adverse effect on the condition, financial or otherwise, of the Borrower and the Guarantors (taken as a whole), and (iv) maintain all of its rights and franchises, except where the failure to maintain such right or franchise would not have a material adverse effect on the conduct of the business of the Borrower and the Guarantors, taken as a whole.

(b)        Each of the Parent and the Borrower (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of the Parent’s business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Parent and the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related or complementary businesses; provided that nothing in this §7.6(b) shall prevent either the Parent or the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Parent and the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Parent and its Subsidiaries on consolidated basis.

 7.7.        Insurance. Each of the Parent and the Borrower will and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents. Each of the Parent and the Borrower will, and will cause each of its Subsidiaries to, maintain insurance, in form, substance and amounts satisfactory to the Administrative Agent, on the Mortgaged Properties in accordance with the terms of the Mortgages.

7.8.        Taxes. Each of the Parent and the Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such Tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Parent, the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Parent and each Subsidiary of the Parent will pay all such Taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose or otherwise enforce any Lien that may have attached as security therefor.

7.9.        Compliance with Laws, Contracts, Licenses, and Permits. Each of the Parent and the Borrower will, and will cause each of its Subsidiaries to, comply with (i) the applicable laws and regulations wherever its business is conducted, including all environmental laws, (ii) the provisions of its Governing Documents, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders, and judgments, provided, that in each case, such compliance shall be required by this Credit Agreement only where noncompliance with §§7.9(i)-(iv) would have a material adverse effect on the business, assets, operations or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of either the Parent or the Borrower to fulfill its obligations under this Credit Agreement or the other Loan Documents. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government or any central bank or other fiscal or monetary authority shall become necessary or required in order that the Parent, the Borrower or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Parent, the Borrower or such Subsidiary is a party, the Parent and the Borrower will, or (as the case may be) will cause such Subsidiary to, promptly take or cause to be taken all reasonable steps within the power of the Parent, the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license, and upon request of the Administrative Agent, to furnish the Administrative Agent and the Lenders with evidence thereof.

7.10.        Employee Benefit Plans. Each of the Parent and the Borrower will (i) promptly upon filing (if required by applicable law) the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

7.11.        Use of Proceeds. The proceeds of the Loans and Letters of Credit contemplated to be advanced or made available to the Borrower shall be used solely for (i) the repayment in full of all Senior Notes, (ii) the repayment in full of all amounts owing under the Existing Credit Agreement and (iii) for working capital and general business purposes, subject to the restrictions set forth in this Credit Agreement.

7.12.        Certain Changes. Each of the Parent and the Borrower shall notify the Administrative Agent, in writing, not less than thirty (30) days prior (i) to any change in its chief executive office, its name or the type of its organization, (ii) the acquisition of any real estate pursuant to §7.16 or (iii) the acquisition of any asset in any jurisdiction other than those jurisdictions specified on the Parent’s and the Borrower’s Perfection Certificate.

7.13.        Conduct of Business. Except as permitted by §8.5, each of the Parent and the Borrower will and will cause their Subsidiaries to continue to engage primarily in the businesses engaged in by the Parent, the Borrower and its Subsidiaries on the Closing Date, or such businesses as are reasonably related or complementary to the businesses engaged in by the Parent, the Borrower and their Subsidiaries on the Closing Date.

7.14.        Further Assurances. Each of the Parent and the Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

7.15.        Inspection of Properties and Books, etc.

7.15.1.        General. The Parent and the Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, at the Borrower’s expense (such expense to include a $850 per day field examination charge plus all out of pocket expenses related thereto), to visit and inspect any of the properties of the Parent or any of its Subsidiaries, to examine the books of account of the Parent and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Parent and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors satisfactory to the Administrative Agent (which may be affiliated with one or more of the Lenders)) of all components included in the Borrowing Base, all at such reasonable times and intervals and with prior notice as the Administrative Agent or any Lender may reasonably request, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower) and inventory (including verification as to the value, location and respective types). The Administrative Agent may at the Borrower’s expense, participate in or observe any physical count of any inventory of the Parent or such Subsidiary included in the Collateral.

7.15.2.        Appraisals. At the request of the Administrative Agent or the Required Lenders, which requests may be made annually (or with such other frequency as the Administrative Agent shall request upon the occurrence and continuation of a Default or an Event of Default), the Parent and the Borrower will obtain and deliver to the Administrative Agent and the Lenders appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent, stating (a) the then current fair market, Net Orderly Liquidation Value and forced liquidation values of all or any portion of the inventory, equipment or real estate owned by the Parent or any of its Subsidiaries and (b) the then current business value of the Parent and its Subsidiaries. Each such appraisal shall be conducted and made at the expense of the Borrower.

7.15.3.        Communications with Accountants. Upon the Administrative Agent’s reasonable request, each of the Parent and the Borrower will request that the Parent’s and the Borrower’s independent certified public accountants communicate with the Administrative Agent, and, if accompanied by the Administrative Agent, the Lenders, with respect to the financial condition of the Parent or any of its Subsidiaries; provided that the Parent and the Borrower shall participate in all such communications.

7.15.4.        Environmental Assessments. No more frequently than once during each calendar year (or with such other frequency as the Administrative Agent shall request upon the occurrence and continuation of a Default or an Event of Default), the Administrative Agent may, for the purpose of assessing and ensuring the value of any Mortgaged Property, obtain one or more environmental assessments or audits of such Mortgaged Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Administrative Agent to evaluate or confirm (a) whether any Hazardous Materials are present in the soil or water at such Mortgaged Property and (b) whether the use and operation of such Mortgaged Property complies with all Environmental Laws. Environmental assessments may include without limitation detailed visual inspections of such Mortgaged Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Administrative Agent deems appropriate. All such environmental assessments shall be conducted and made at the expense of the Borrower.

7.16.        Additional Mortgaged Property. At any time following the Closing Date, upon request of the Administrative Agent, each of the Parent and the Borrower shall, and shall cause each of its

Subsidiaries to, forthwith (but in any event within sixty (60) days following any such request therefor) deliver to the Administrative Agent for the benefit of the Lenders a fully executed mortgage or deed of trust over any or all parcels of Real Estate acquired or leased by the Parent, the Borrower or such Subsidiary after the Closing Date, each of which shall be in form and substance satisfactory to the Administrative Agent and shall be deemed to be a Security Document hereunder, together with such title insurance policies, surveys, environmental site assessments, evidences of insurance with the Administrative Agent named as loss payee and additional insured, legal opinions and other documents and certificates with respect to such Real Estate as the Administrative Agent may reasonably request. Each of the Parent and the Borrower further agrees that, following the taking of such actions with respect to such Real Estate, the Administrative Agent shall have, for the benefit of the Lenders, a valid and enforceable first priority mortgage or deed of trust over such Real Estate, free and clear of all defects and encumbrances except for Permitted Liens.

7.17.        Bank Accounts.

7.17.1.        General.

(a)        Each of the Parent and the Borrower will, and will cause each of their Subsidiaries to, maintain their principal accounts for operation, administration, cash management and other deposit accounts for the conduct of the Parent’s, the Borrower’s and their Subsidiaries’ business with the Cash Management Bank.

(b)        Without limiting the generality of (a) above, each of the Parent and the Borrower will, and will cause each of its Subsidiaries to, (i) establish a depository account with the Cash Management Bank (the “Concentration Account”) which will be structured to assure that all amounts in such account shall only be applied in accordance with §§2.11.2 and 2.12, (ii) instruct all account debtors and other obligors of the Parent, the Borrower or any Subsidiary of the Parent, pursuant to notices of assignment and instruction letters in form and substance satisfactory to the Administrative Agent, to remit all cash proceeds of Accounts Receivable to local depository accounts maintained by the Parent, the Borrower or any Subsidiary of the Parent (“Local Accounts”) with financial institutions which have entered into agency account agreements and, if applicable, lock box agreements (collectively, “Agency Account Agreements”) in form and substance satisfactory to the Administrative Agent, or the Concentration Account, (iii) direct all depository institutions with Local Accounts to cause all funds held in each such Local Account to be transferred no less frequently than once each week to, and only to, the Concentration Account; provided that the Parent and its Subsidiaries may maintain an aggregate amount of no more than $150,000 in such Local Accounts, which amount shall not be subject to such transfers, (iv) at all times ensure that immediately upon the Parent’s, the Borrower’s or any of their Subsidiaries’ receipt of any funds constituting cash proceeds of any Collateral, all such amounts shall have been deposited in a Local Account or the Concentration Account, (v) at all such times that the amounts contained in the Operating Account exceed $5,000,000, the Borrower shall apply the excess of such $5,000,000 to the Obligations in accordance with §2.11.2(b) and (vi) at all such times that Excess Availability is less than $1,000,000, the Borrower shall ensure that all amounts in the Operating Account (other than Loans credited to the Operating Account to cover controlled disbursement requirements) are applied to the Obligations in accordance with §2.11.2(b).

7.18.        Domestic Subsidiaries. The Parent shall cause each Domestic Subsidiary of the Parent to be a Guarantor at all times.

7.19.        Landlord Waivers. The Borrower shall use commercially reasonable efforts to obtain and deliver to the Administrative Agent, landlord waivers, in form and substance reasonably satisfactory to the Administrative Agent, relating to each of the leased properties listed on Schedule 10.20(b) hereto.

8.        NEGATIVE COVENANTS OF THE PARENT AND THE BORROWER.

Each of the Parent and the Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligations to cause the Issuing Bank to issue, extend or renew any Letter of Credit:

8.1.        Investments. Neither the Parent or the Borrower will or will permit any of their Subsidiaries to make any Investment in any Person, except for Investments which consist of:

(a)        marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Parent or any Subsidiary of the Parent;

(b)        demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000;

(c)        securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P;

(d)        Overnight Investments in money market funds with portfolios comprised of the items described in clauses (a) through (c) above;

(e)        Investments consisting of the Guaranties;

(f)        Investments existing on the date hereof and listed on Schedule 8.1;

(g)        Investments with respect to Indebtedness permitted by §8.2(d) so long as such entities remain Subsidiaries of the Borrower;

(h)        (i) Investments by the Parent in Domestic Subsidiaries of the Parent and (ii) Investments by the Borrower in Domestic Subsidiaries of the Borrower;

(i)        Investments consisting of loans and advances to employees for moving, entertainment, travel, housing and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding; and

(j)        Notes receivable and securities received in connection with the insolvency or inability to pay of any of the Parent’s or the Borrower’s account debtors in an aggregate amount not to exceed at any time the greater of (i) $3,000,000 and (ii) ten percent (10%) of the outstanding face amount of the Borrower’s Accounts Receivable at such time;

provided, however, such Investments shall be permitted hereunder only to the extent such Investments (if held by the Parent or any Domestic Subsidiary of the Parent) are subject to the first priority perfected Lien in favor of the Administrative Agent securing the Obligations free of all Liens other than Permitted Liens.

8.2.        Restrictions on Indebtedness. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)        Indebtedness created hereunder;

(b)        Indebtedness existing on the Closing Date which is set forth in Schedule 8.2;

(c)        other Indebtedness incurred after the Closing Date (determined on a consolidated basis without duplication in accordance with GAAP) in respect of Capitalized Leases and/or secured by Liens permitted under §8.3(h), in an aggregate principal amount at any time outstanding not in excess of $5,000,000;

(d)        Indebtedness of a Domestic Subsidiary of the Borrower to the Borrower; provided that, in each case, such Indebtedness is evidenced by a note which is pledged to the Administrative Agent; and

(e)        Indebtedness of the Parent or any Subsidiary of the Parent in respect of Derivative Agreements.

8.3.        Restrictions on Liens.

8.3.1.        Permitted Liens. Neither the Parent nor the Borrower will, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any of its property or assets of any character now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):

(a)        Liens created hereunder or under the other Loan Documents;

(b)        any Lien on any property or asset of the Parent or any Subsidiary of the Parent existing on the date hereof and set forth in Schedule 8.3.1, provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary of the Parent and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(c)        Liens imposed by any Governmental Authority for taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent and Subsidiaries of the Parent in accordance with GAAP and which reserves shall be acceptable to the Administrative Agent;

(d)        landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including, without limitation, pre-judgment attachments);

(e)       pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than Capitalized Leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)         easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Real Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not, in the aggregate, materially detract from the value of the Real Property of the Parent or any Subsidiary of the Parent or materially interfere with the ordinary conduct of the business of the Parent or any Subsidiary of the Parent;

(g)        Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;

(h)        Liens on Capital Assets, acquired, constructed or improved by the Parent or any Subsidiary of the Parent, provided that (i) such Liens secure Indebtedness (including Indebtedness with respect to Capitalized Leases) permitted by §8.2(c), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety 90 days after such acquisition or the completion of such construction or improvement or were in effect at the time the Parent or a Subsidiary of the Parent acquired the assets or stock, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such security interests shall not apply to any other property or assets of the Parent or its Subsidiaries; and

(i)         Other nonconsensual Liens; provided that the aggregate amount of obligations secured thereby does not exceed $100,000 at any time.

8.3.2.    Restrictions on Negative Pledges and Upstream Limitations. The Parent and the Borrower will not, nor will they permit any of their Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding this Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Parent or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding this Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Parent and the Borrower to pay or make dividends or distributions in cash or kind to the Parent or the Borrower, to make loans, advances or other payments of whatsoever nature to the Parent or the Borrower, or to make transfers or distributions of all or any part of its assets to the Parent or the Borrower; in each case other than customary anti-assignment provisions contained in leases and licensing agreements entered into by the Parent or any Subsidiary in the ordinary course of its business, but only if consents by the counterparty thereto have been obtained by the Parent or its Subsidiaries in form and substance satisfactory to the Administrative Agent.

8.4.       Restricted Payments. The Parent, the Borrower and their Subsidiaries will not make any Restricted Payments other than Distributions to the Parent from a Subsidiary of the Parent or to the Borrower from a Subsidiary of the Borrower.

8.5.	Merger, Consolidation and Disposition of Assets.

8.5.1.    Mergers and Acquisitions. Neither of the Parent nor the Borrower will, or will permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except for (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, (ii) the merger or consolidation of two or more Subsidiaries of the Borrower.

8.5.2.    Disposition of Assets. Neither the Parent nor the Borrower will, or will permit any of their Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices.

8.6.       Sale and Leaseback. Neither the Parent nor the Borrower will, or will permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Parent or any Subsidiary of the Parent shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that Parent or any Subsidiary of the Parent intends to use for substantially the same purpose as the property being sold or transferred.

8.7.       Change of Fiscal Year. The Parent will not at any time change its Fiscal Year without the prior written consent of the Required Lenders.

8.8.       Employee Benefit Plans. Neither the Parent, the Borrower nor any ERISA Affiliate will:

(a)        engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Parent or any of its Subsidiaries; or

(b)        permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)        fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a Lien or encumbrance on the assets of the Parent or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)        amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code.

8.9.       Compliance with Environmental Laws. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any

Environmental Law or bring such Real Estate in violation of any Environmental Law, unless, in each case, such violation, use, condition, generation or activity could not reasonably be expected to have a material adverse effect on the value of such Real Estate or the business, assets, operations or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of the Parent, the Borrower or any of their Subsidiaries to fulfill its obligations under this Credit Agreement or the other Loan Documents.

8.10.     Change in Terms of Governing Documents. The Parent and the Borrower shall not effect or permit any change in or amendment to the Governing Documents of the Parent or any of its Subsidiaries, which could reasonably be expected to adversely affect the Lenders.

8.11.     Creation of Subsidiaries. Neither the Parent or the Borrower shall, or shall permit any of its Subsidiaries to, create or permit to exist any Subsidiary unless (a) one hundred percent (100%) of the Capital Stock or other equity interests of such Subsidiary are owned by a Guarantor or the Borrower, (b) prior to the formation of such Subsidiary, the Parent and the Borrower shall notify the Administrative Agent and the Lenders thereof in writing and deliver to the Administrative Agent an updated Schedule 6.18, (c) contemporaneously with the formation of any Domestic Subsidiary, the Parent and the Borrower shall, and shall cause each of their Subsidiaries to, (i) take all steps as may be necessary or advisable in the opinion of the Administrative Agent to pledge to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on a perfected, first-priority basis, all of the Capital Stock or other equity interests of such Domestic Subsidiary pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, which such pledge agreement shall be a Pledge Agreement and a Security Document hereunder, (ii) cause any such Domestic Subsidiary to guaranty all of the Obligations hereunder pursuant to a guaranty in form and substance satisfactory to the Administrative Agent, which such guaranty shall be a Guaranty and a Security Document hereunder, (iii) cause any such Subsidiary to take all steps as may be necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority, perfected security interest in substantially all of its assets as collateral security for such guaranty, pursuant to security documents, mortgages, pledges and other documents in form and substance satisfactory to the Administrative Agent, each of which documents shall be Security Documents hereunder, and (iv) deliver to the Administrative Agent all such evidence of corporate or other authorization, legal opinions (including local counsel opinions where applicable) and other documentation as the Administrative Agent may request, and (d) contemporaneously with the formation of any Foreign Subsidiary, the Parent and the Borrower shall, and shall cause each of their Subsidiaries to, take all steps as may be necessary or advisable in the opinion of the Administrative Agent to pledge to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, sixty-five percent (65%) of the Capital Stock or other equity interests of such Foreign Subsidiary pursuant to a pledge agreement in form and substance satisfactory to the Administrative Agent, which such pledge agreement shall be a Pledge Agreement and a Security Document hereunder.

8.12.     Transactions with Affiliates. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, engage in any transaction with any Affiliate (excluding Domestic Subsidiaries of the Parent) of the Parent (other than for services by individuals as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Parent and the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm's-length basis in the ordinary course of business.

8.13.     Agency Account. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, (a) establish any bank accounts other than those listed on Schedule 6.20, without the Administrative Agent’s prior written consent, (b) violate directly or indirectly any Agency Account Agreement or other bank agency or lock box agreement in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent with respect to such account, (c) deposit into any of the payroll accounts listed on Schedule 6.20 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts (other than balances not in excess of $250,000 in accordance with the Parent’s and the Borrower’s usual practices), or (d) cause the aggregate balance maintained in all deposit accounts (other than payroll accounts referred to in clause (c)) which are not subject to an Agency Account Agreement in favor of the Administrative Agent to exceed $750,000.

8.14.     Business Activities. The Parent and the Borrower will not, and will not permit any of their Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in related businesses.

9. FINANCIAL COVENANTS OF THE PARENT AND THE BORROWER.

Each of the Parent and the Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to cause the Issuing Bank to issue, extend or renew any Letters of Credit and based on the consolidated financial statements of the Parent and its Subsidiaries delivered in accordance with the terms hereof:

9.1.       Minimum Consolidated EBITDA. The Parent and the Borrower shall not permit Consolidated EBITDA, determined as at the end of each Fiscal Quarter set forth in the table below for the period of four (4) consecutive Fiscal Quarters then ending, to be less than the amount set forth opposite such Fiscal Quarter in such table; provided that, (a) at the end FQ2 of 2005, Consolidated EBITDA shall be determined for the two (2) consecutive Fiscal Quarters then ending and (b) at the end of FQ3 of 2005, Consolidated EBITDA shall be determined for the three (3) consecutive Fiscal Quarters then ending:

Fiscal Quarter	Minimum Consolidated EBITDA
FQ2 of 2005	$5,000,000
FQ3 of 2005	$8,500,000
FQ4 of 2005	$13,500,000
FQ1 of 2006	$16,500,000
FQ2 of 2006	$16,500,000
FQ3 of 2006	$16,500,000
FQ4 of 2006	$17,250,000
FQ1 of 2007	$17,250,000

FQ2 of 2007	$17,250,000
FQ3 of 2007	$17,250,000
FQ4 of 2007	$18,000,000
FQ1 of 2008	$18,000,000
FQ2 of 2008	$18,000,000
FQ3 of 2008	$18,000,000
FQ4 of 2008	$19,000,000
FQ1 of 2009	$19,000,000
FQ2 of 2009	$19,000,000
FQ3 of 2009	$19,000,000
FQ4 of 2009 and each Fiscal Quarter ending thereafter	$20,000,000

9.2.       Fixed Charge Coverage Ratio. The Parent and the Borrower shall not permit the Fixed Charge Coverage Ratio, determined as of the end of each Fiscal Quarter set forth in the table below, to be less than the ratio set forth opposite such Fiscal Quarter in such table:

Fiscal Quarter	Minimum Fixed Charge Coverage Ratio
FQ1 of 2006	1.10:1.00
FQ2 of 2006	1.10:1.00
FQ3 of 2006	1.10:1.00
FQ4 of 2006	1.10:1.00
FQ1 of 2007 and each Fiscal Quarter ending thereafter	1.15:1.00

9.3.       Capital Expenditures. During any period referenced in the table set forth below, the Parent and the Borrower will not, and will not allow any of their Subsidiaries to, make Capital Expenditures that exceed the aggregate amount set forth in the table below opposite such period:

Period	Amount
FQ1 of 2005 through FQ2 of 2005	$5,750,000
FQ1 of 2005 though FQ3 of 2005	$8,500,000
Fiscal Year 2005	$9,000,000
Fiscal Year 2006	$10,000,000
Fiscal Year 2007	$12,000,000
Fiscal Year 2008 and for each Fiscal Year thereafter	$15,000,000

10.              CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Revolving Loans and the Term Loan and of the Administrative Agent to cause the Issuing Bank to issue any initial Letter of Credit shall be subject to the satisfaction of the following conditions precedent, in each case, in form and substance satisfactory to the Administrative Agent and the Lenders:

10.1.     Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

10.2.     Certified Copies of Governing Documents. Each of the Lenders shall have received from the Guarantors, the Borrower and each of its Subsidiaries a copy, certified by a duly authorized officer of such Person or other appropriate Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

10.3.     Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by each of the Guarantors, the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

10.4.     Incumbency Certificate. Each of the Lenders shall have received from each of the Guarantors, the Borrower and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Guarantor, the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each such Person, each of the Loan Documents to which the Borrower, a Guarantor or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

10.5.     Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority perfected security interest in and Lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

10.6.     Perfection Certificates and UCC Search Results. The Administrative Agent shall have received from each of the Guarantors, the Borrower and its Subsidiaries a completed and fully executed Perfection Certificate and the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions) with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

10.7.     Certificates of Insurance. The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, naming the Administrative Agent as loss payee and/or additional insured, as applicable, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

10.8.     Agency Account Agreements. The Parent and its Subsidiaries shall have established the Concentration Account, and the Administrative Agent shall have received an Agency Account Agreement executed by the Cash Management Bank and, to the extent required by §8.13, each depository institution with which the Parent or any Subsidiary of the Parent maintains a Local Account.

10.9.     Borrowing Base and Collateral Update Certificates. The Administrative Agent shall have received an executed Borrowing Base Certificate, which Borrowing Base Certificate shall demonstrate Excess Availability of not less than $15,000,000 (prior to the application of the Availability Reserve and after giving effect to the payment of all sums and expenses, the issuance of all Letters of Credit and the funding of all Loans to be paid, issued or funded on the Closing Date) and a Collateral Update Certificate, in each case, in form and substance satisfactory to the Administrative Agent.

10.10.   Accounts Receivable Aging Report. The Administrative Agent shall have received from the Borrower the most recent Accounts Receivable aging report of the Borrower dated as of a date which shall be no more than fifteen (15) days prior to the Closing Date and the Borrower shall have notified the Administrative Agent in writing on the Closing Date of any material deviation from the Accounts Receivable values reflected in such Accounts Receivable aging report and shall have provided the Administrative Agent with such supplementary documentation as the Administrative Agent may reasonably request.

10.11.   Payment of Closing Fees. The Borrower shall have paid to the Administrative Agent the Fees required to be paid by them on the Closing Date.

10.12.   Payoff Letter. The Administrative Agent shall have received a payoff letter from Fleet National Bank, indicating the amount of the loan obligations of the Parent, the Borrower and certain of their Subsidiaries under the Existing Credit Agreement to be discharged on the Closing Date and an acknowledgment by Fleet National Bank that the commitments have been terminated and upon receipt of such funds, it will authorize the filing of all termination statements and take such other actions as may be necessary to discharge any and all mortgages, deeds of trust and security interests granted by the Parent, the Borrower and their Subsidiaries in favor of Fleet National Bank.

10.13.   Senior Notes. The Administrative Agent shall have received a payoff letter(s) from the holders of the Senior Notes, indicating the outstanding amounts thereunder to be discharged on the Closing Date and an acknowledgment the such holders that and upon receipt of such funds the Senior Notes shall be repaid in full and terminated and such holders will authorize the filing of all termination statements and take such other actions as may be necessary to discharge any and all mortgages, deeds of trust and security interests granted by the Parent, the Borrower and their Subsidiaries as collateral to secure such Senior Notes.

10.14.   Opinions of Counsel. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Parent and its Subsidiaries.

10.15.   Survey, Taxes, etc. The Administrative Agent shall have received (a) surveys with respect to each Mortgage Property if necessary to eliminate any exceptions that would otherwise be contained in the Title Policies relating to matters which would be shown by a survey, (b) a flood zone certificate with respect to each Mortgaged Property located in a “flood zone” and (c) evidence of payment of real estate taxes and municipal charges on all Real Estate not delinquent on or before the Closing Date.

10.16.   Title Insurance. The Administrative Agent shall have received a Title Policy covering each Mortgaged Property (or commitments to issue such policies, with all conditions to issuance of the Title Policy deleted by an authorized agent of the Title Insurance Company) together with proof of payment of all fees and premiums for such policies, from the Title Insurance Company and in amounts satisfactory to the Administrative Agent, insuring the interest of the Administrative Agent and each of the Lenders as mortgagee under the Mortgages.

10.17.   Hazardous Waste Assessments. The Administrative Agent shall have received hazardous waste site assessments from environmental engineers and in form and substance satisfactory to the Administrative Agent, covering all Real Estate and all other real property in respect of which the Parent or any of its Subsidiaries may have material liability, whether contingent or otherwise, for dumping or disposal of Hazardous Substances.

10.18.   Solvency Certificate. The Administrative Agent shall have received an officer's certificate of the Parent dated as of the Closing Date as to the solvency of the Parent and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

10.19.   No Material Adverse Change. Since the Balance Sheet Date, as determined by the Administrative Agent, there has occurred no material adverse change in the financial condition, business, assets, liabilities or business prospects of the Borrower and the Guarantors, taken as a whole.

10.20.   Landlord Waivers. The Administrative Agent shall have received landlord waivers, each in form and substance satisfactory to the Administrative Agent, relating to each of the leased properties listed on Schedule 10.20(a) hereto.

10.21.   Landlord Consents. The Parent and its Subsidiaries shall have delivered to the Administrative Agent all consents required for the Administrative Agent to receive, as part of the Security Documents, a collateral assignment of each material leasehold of personal property, and a mortgage of each material leasehold of real property, together in each case with such estoppel certificates as the Administrative Agent may request.

10.22.   Collateral Examinations/Appraisals. The Administrative Agent shall have received the results of collateral examinations and appraisals performed with respect to the Collateral, each in form and substance satisfactory to the Administrative Agent.

10.23.   Financial Statement and Projections. The Administrative Agent shall have received the financial statements and projections referred to in §6.2, each in form and substance satisfactory to the Administrative Agent.

11.              CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan, and of the Administrative Agent to cause the Issuing Bank to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

11.1.     Representations True; No Default or Event of Default. Each of the representations and warranties of the Parent and any of its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing, and no condition shall exist on such date which constitutes an Event of Default.

11.2.     No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Issuing Bank to issue, extend or renew such Letter of Credit.

11.3.     Governmental Regulation. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

11.4.     Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

11.5.     Payment of Fees. The Borrower shall have complied with their obligations to pay all Fees, Reimbursement Obligations and each other amount arising hereunder at any time subsequent to the Closing Date and becoming due and payable on or before the Drawdown Date of such Loan or the date of the issuance of such Letter of Credit.

11.6.     Exchange Limitations. There exists no reason whatsoever, including, without limitation, by reason of the application of any so-called “currency exchange” laws, rules or regulations (as in effect at the time of any proposed borrowings hereunder) which could reasonably be expected to interfere with the Borrower satisfying any of its Obligations in full at such time as such Obligations become due and payable pursuant to the terms hereof.

11.7.     Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first priority perfected security interest in and Lien upon all material components of the Collateral under applicable United States federal and state law. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

11.8.     Financial Covenants. There is no reasonable expectation that the Parent and the Borrower were not in compliance with all covenants contained in Article 9 at the end of their immediately preceding Fiscal Quarter if they have not yet delivered their Compliance Certificate for that Fiscal Quarter (it being understood that this §11.8 shall not impair the measurement of such covenants as of such Fiscal Quarter end date).

12.              EVENTS OF DEFAULT; ACCELERATION; ETC.

12.1.     Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)        the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)        the Parent, the Borrower or any of their Subsidiaries shall fail to pay any interest on the Loans, the Fees, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment and such failure shall continue for three (3) days after written notice of such failure has been given to the Parent and the Borrower by the Administrative Agent;

(c)        either the Parent or the Borrower shall fail to comply with any of its covenants contained in §§7.1 7.2, 7.4, 7.5, 7.6(a)(i), 7.6(b)(iii), 7.7, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18 Article 8 or Article 9 of this Credit Agreement or any of the covenants contained in any of the Mortgages;

(d)        the Parent or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12.1) for thirty (30) days after written notice of such failure has been given to the Parent and the Borrower by the Administrative Agent;

(e)        any representation or warranty of the Parent or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)         the Parent or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Parent or any of its Subsidiaries or of any substantial part of the assets of the Parent or any of its Subsidiaries or shall commence any case or other proceeding relating to the Parent or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application (including bankruptcy application) shall be filed or any such case or other proceeding shall be commenced against the Parent or any of its Subsidiaries or the Parent or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(g)        a decree or order (including a bankruptcy order) is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Parent or any of its Subsidiaries bankrupt or insolvent, or approving a petition or bankruptcy application in any such case or other proceeding, or a decree or order (including a bankruptcy order) for relief is entered in respect of the Parent or any Subsidiary of the Parent in an involuntary case under bankruptcy laws as now or hereafter constituted;

(h)        there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Parent and any of its Subsidiaries (considered collectively) that, with other outstanding final judgments, undischarged, against the Parent and its Subsidiaries (considered collectively) exceeds in the aggregate $1,000,000;

(i)         (A) the Parent, the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $1,000,000, or the Parent, the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Parent or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(j)         the Parent or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for Indebtedness in excess of $500,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing Indebtedness in excess of $500,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(k)        if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s security interests, mortgages or liens in all or a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Parent, its Subsidiaries, the Guarantors or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)         if any material covenant, agreement or obligation of the Parent or the Borrower contained in or evidenced by the Loan Documents shall cease to be legal, valid, binding, or enforceable in accordance with the terms thereof other than as a result of a default or waiver thereof by the Administrative Agent;

(m)     a Change of Control shall occur;

(n)        there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, expropriation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Parent or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business, assets, operation or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of the Parent or any Subsidiary of the Parent to fulfill its obligations under this Credit Agreement or the other Loan Documents;

(o)        the Parent or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any part of their business and such order shall continue in effect for more than thirty (30) days unless such order would not have a material adverse effect on the business, assets, operation or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of the Parent or any Subsidiary of the Parent to fulfill its obligations under this Credit Agreement or the other Loan Documents; or

(p)        there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Parent or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business, assets, operation or financial condition of the Borrower and the Guarantors (taken as a whole), or the ability of the Parent or any Subsidiary of the Parent to fulfill its obligations under this Credit Agreement or the other Loan Documents;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower, declare all amounts owing with respect to this Credit Agreement and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Parent and the Borrower; provided that in the event of any Event of Default specified in §§12.1(f) or 12.1(g), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

12.2.     Termination of Commitments. If any one or more of the Events of Default specified in §12.1(f) or §12.1(g) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower, and the Administrative Agent shall be relieved of all further obligations to cause the Issuing Bank to issue, extend or renew Letters of Credit for the accounts of the Borrower. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower and the Administrative Agent shall be relieved of all further obligations to cause the Issuing Bank to issue, extend or renew Letters of Credit for the accounts of the Borrower. No termination of the credit hereunder shall relieve the Parent or any of its Subsidiaries of any of the Obligations. No termination of the credit hereunder shall relieve the Lenders of their obligation to fund their participations in the Letters of Credit as otherwise set out in this Credit Agreement.

12.3.     Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the purchaser of any Letter of Credit is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12.4.     Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)        First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent and the Issuing Bank for or in respect of all amounts in respect of Administrative Agent Advances and all fees, indemnities, costs, expenses, disbursements and other amounts (including charges and disbursements of counsel to the Administrative Agent and the Issuing Bank) and losses payable to the Administrative Agent and the Issuing Bank or incurred or sustained by the Administrative Agent and the Issuing Bank in their capacity as such, including, without limitation, in connection with the collection of such monies by the Administrative Agent and the Issuing Bank, for the exercise, protection or enforcement by the Administrative Agent and the Issuing Bank of all or any of the rights, remedies, powers and privileges of the Administrative Agent and the Issuing Bank under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent and the Issuing Bank against any Taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent and the Issuing Bank to such monies;

(b)        Second, to the payment of that portion of the Obligations constituting fees, indemnities, costs, expenses, disbursements and other amounts (including charges and disbursements of counsel to the Lenders but excluding principal, interest and Cash Management Obligations) payable to the Lenders (including amounts payable under §5.7), ratably among them in proportion to the amounts described in this clause Second payable to them;

(c)        Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d)        Fourth, ratably (a) to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them and (b) to the Administrative Agent for the account of the Issuing bank, to cash collateralize the Reimbursement Obligations;

(e)        Fifth, to all Cash Management Obligations owing to any Lender, the Administrative Agent, the Cash Management Bank or any Affiliate thereof, ratably among such Persons;

(f)         Sixth, to all other Obligations in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made with respect to each type of Obligation owing to the Lenders among the Lenders pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(g)        Seventh, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9 615(a)(3) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(h)        Eighth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

13.              SETOFF.

Regardless of the adequacy of any collateral, if any Event of Default shall have occurred and be continuing, any deposits or other sums credited by or due from any of the Lenders to the Borrower or any of the Guarantors and any securities or other property of the Borrower or any of the Guarantors in the possession of such Lender or any of its Affiliates may, at any time, without demand or notice (any such notice being expressly waived by the Borrower and the Guarantors), in whole or in part, be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities or obligations, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or any of the Guarantors to such Lender regardless of the adequacy of any other collateral securing the Loan. Each of the Lenders agrees with each other Lender that (i) if an amount to be set off is to be applied to Indebtedness of the Borrower or any of the Guarantors to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by the Notes of such Lender or constituting Reimbursement Obligations owed to such Lender, and (ii) if such Lender shall receive from the Borrower or any Guarantor or any other source, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes in the name of, or constituting Reimbursement Obligations, such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of its Notes, or the Reimbursement Obligations owed to such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the debt evidenced by the Notes corresponding to, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the debt evidenced by the Notes in its name or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

14.              THE ADMINISTRATIVE AGENT.

14.1.	Authorization.

(a)        The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Lenders, from time to time to take any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, and, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b)        The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c)        As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

(d)              The Administrative Agent is authorized and directed to consent to any sale or other disposition of Collateral permitted to be sold or disposed of hereunder, and to release its liens on such Collateral, and the Administrative Agent is authorized to rely on a certification from the Borrower that such sale or disposition is permitted hereunder.

14.2.     Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

14.3.     No Liability. Neither the Administrative Agent (in its capacity as Administrative Agent, lender of the swing line loans and/or Cash Management Bank) nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable to any Lender for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

14.4.	No Representations.

14.4.1.  General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for any of the Loan Documents, or for the value of any such collateral security or for the validity, enforceability, or collectibility of any such amounts owing with respect to any of the Loan Documents, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Parent or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for any of the Loan Documents or to inspect any of the properties, books or records of the Parent or any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Parent or the Borrower shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of the Parent or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

14.4.2.  Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §10, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent active upon the Borrower’s account shall have received notice from such Lender not less than one (1) Business Day prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date.

14.5.	Payments.

14.5.1.  Payments to Administrative Agent. A payment by the Borrower to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of such Lender except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2.  Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3.  Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Administrative Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation in accordance with the terms of this Credit Agreement or (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining applicable non-delinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the applicable non-delinquent Lenders in proportion to their respective pro rata shares of all applicable outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all applicable outstanding Loans and Unpaid Reimbursement Obligations of the non-delinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6.     Holders of Letters of Credit Participation. The Administrative Agent may deem and treat the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7.     Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Arranger from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent, the Issuing Bank and/or the Arranger has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Credit Agreement or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s, the Issuing Bank’s or the Arranger’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s, the Issuing Bank’s or the Arranger’s willful misconduct or gross negligence.

14.8.     Administrative Agent as Lender. In its individual capacity, Bank of America shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it and as the purchaser of any Letter of Credit Participation as it would have were it not also the Administrative Agent.

14.9.     Resignation. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor’s Corporation. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

14.10.   Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

14.11.   Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.12.	Administrative Agent May File Proofs of Claim.

(a)        In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Parent or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)         to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under §§2.2, 4.6, 5.1 and 15) allowed in such proceeding or under any such assignment; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b)        Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under §§2.2, 4.6, 5.1 and 15).

(c)        Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

15.              EXPENSES.

The Borrower agrees to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) without duplication of any amounts paid by the Borrower pursuant to §5.2.2, any Taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent, the Issuing Bank, the Arranger, the Cash Management Bank or any of the Lenders (other than Excluded Taxes) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Administrative Agent, the Issuing Bank, the Arranger, the Cash Management Bank and each Lender with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, amendments, modifications, approvals, consents or waivers hereto or hereunder, and proposed amendments, modifications, approvals, consents or waivers hereto or hereunder, (iv) the reasonable fees, expenses and disbursements of the Administrative Agent and the Arranger incurred by the Administrative Agent and the Arranger in connection with the preparation and syndication of the Loan Documents and other instruments mentioned herein, including, without limitation, collateral examination, appraisal expenses and environmental audits, (v) the reasonable fees, expenses and disbursements of the Administrative Agent and the Arranger incurred by the Administrative Agent and the Arranger in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, including, without limitation, collateral examination, appraisal expenses and environmental audits, inspections, testing and reports, (vi) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Issuing Bank, the Arranger, the Cash Management Bank, the Administrative Agent or any Lender in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against any of the Guarantors, the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default, and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s, the Issuing Bank’s, the Arranger’s, the Cash Management Bank’s or the Administrative Agent’s relationship with any the Parent or any of its Subsidiaries, unless such Lender, the Issuing Bank, the Arranger, the Cash Management Bank or the Administrative Agent, as applicable, is conclusively determined to have breached its obligations hereunder, (vii) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent, the Issuing Bank, the Arranger the Cash Management Bank or any of their Affiliates in establishing, maintaining or handling of any accounts for the collection of any of the Collateral, (viii) all reasonable fees, expenses and disbursements of the Issuing Bank, the Arranger, the Cash Management Bank or the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings, mortgage recordings and other personal and real property searches and filings and (ix) all title insurance premiums and surveyor, engineering, appraisal and examination charges. The Borrower and each of the Guarantors authorizes the Administrative Agent, the Issuing Bank, the Arranger, the Cash Management Bank and the Lenders to debit any account maintained by such Persons with the Administrative Agent, the Issuing Bank, the Arranger, the Cash Management Bank, the Lenders, or any of their Affiliates, in payment of amounts due hereunder. The covenants of this §15 shall survive payment or satisfaction of all other Obligations.

16.              INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Issuing Bank, the Arranger, the Cash Management Bank and the Lenders, together with each of their Affiliates and their officers, directors, employees, agents, attorneys and advisors, from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (ii) the reversal or withdrawal of any provisional credits granted by the Administrative Agent, the Arranger, the Issuing Bank, the Cash Management Bank or any of their Affiliates upon the transfer of funds from bank agency or lock box accounts or in connection with the provisional honoring of checks or other items, (iii) the Parent or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents, (iv) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Parent or any of its Subsidiaries comprised in the Collateral, or (v) with respect to the Parent and its Subsidiaries and their respective properties and assets, the violation of any environmental law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, provided, however, that the Borrower shall not be liable to the Administrative Agent, the Arranger, the Issuing Bank, the Cash Management Bank, any Lender, any of their Affiliates or any of their officers, directors, employees, agents and advisors for any of the foregoing to the extent that they arise from such Person’s gross negligence, breach of contract or willful misconduct. In litigation, or the preparation therefor, the Lenders, the Issuing Bank, the Arranger, the Cash Management Bank and the Administrative Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §16 shall survive payment or satisfaction in full of all other Obligations. Each of the Administrative Agent, the Issuing Bank, the Arranger, the Cash Management Bank and the Lenders agree to promptly notify the Borrower of any such claim, action, suit, liability, loss, damage or expense after becoming aware of the same; provided that the failure to provide such notice shall not affect the Borrower’s obligations under this Article 16.

17.              SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Parent or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Parent or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Parent or such Subsidiary hereunder.

18.              ASSIGNMENT AND PARTICIPATION.

18.1.     General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of §18.2, (b) by way of participation in accordance with the provisions of §18.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of §18.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §18.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

18.2.     Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a)        except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or of an assignment to a Lender or a Lender Affiliate, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(b)        each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned, it being understood that non-pro rata assignments of or among any of the Commitments, the Revolving Loans, Reimbursement Obligations and the Term Loan are not permitted;

(c)        any assignment of a Commitment must be approved by the Administrative Agent and the Issuing Bank (whether or not the proposed assignee is itself a Lender with a commitment or would otherwise qualify as an Eligible Assignee); and

(d)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to §18.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) §§5.2.2, 5.7, 5.8, and 5.10 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) §16 notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §18.4.

18.3.     Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

18.4.     Participations. Any Lender may at any time, without the consent of, or notice to, the Parent, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Parent, the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Commitment Fee or Letter of Credit Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to §18.5, the Parent and the Borrower agree that each Participant shall be entitled to the benefits of §§5.2.2, 5.7, 5.8 and 5.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of §13 as though it were a Lender, provided such Participant agrees to be subject to §13 as though it were a Lender.

18.5.     Payments to Participants. A Participant shall not be entitled to receive any greater payment under §§5.2.2, 5.7 and 5.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

18.6.     Miscellaneous Assignment Provisions. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of the Parent, the Borrower or the Administrative Agent hereunder.

18.7.     Assignee or Participant Affiliated with the Parent. If any assignee Lender is an Affiliate of the Parent, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §12.1 or §12.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender's interest in any of the Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a Participant, and such Participant is the Parent or an Affiliate of the Parent, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §12.1 or §12.2 to the extent that such participation is beneficially owned by the Parent or any Affiliate of the Parent, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.

18.8.     New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall, if applicable, execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.

18.9.     Special Purpose Funding Vehicle. Notwithstanding anything to the contrary contained in this §18, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time delivered by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Credit Agreement, provided that (a) nothing herein shall constitute a commitment to make any Loan by any SPC, (b) the Granting Bank’s obligations under this Credit Agreement shall remain unchanged, (c) the Granting Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement and (d) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Maturity Date, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this §18.9, any SPC may (A) with notice to, but (except as specified below) without the prior written consent of, the Parent, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in §§6.2 or 7.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. In no event shall the Borrower be obligated to pay to an SPC that has made a Loan any greater amount than the Borrower would have been obligated to pay under this Agreement if the Granting Lender had made such Loan. An amendment to this §18.9 without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

19.              NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or any Letter of Credit Applications shall be in writing and shall be (i) delivered in hand, (ii) mailed by United States registered or certified first class mail, postage prepaid, (iii) sent by overnight courier, or (iv) sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)        if to the Parent or the Borrower, at 941 Grinnell Street, Fall River, MA 02721, Attention: Paul J. Kelly or at such other U.S. address for notice as the Parent or the Borrower shall last have furnished in writing to the Person giving the notice;

(b)        if to the Administrative Agent, at One Federal Street, Boston, Massachusetts 02110, USA, Attention: Matthew O’Keefe, or such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c)        if to any Lender, at such Lender’s address for its Domestic Lending Office set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

20.              GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE PARENT AND THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE PARENT AND THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19. EACH OF THE PARENT AND THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

21.              HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

22.              COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

23.              ENTIRE AGREEMENT, ETC.

The Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in the Loan Documents.

24.              WAIVER OF JURY TRIAL.

EACH PARTY HERETO MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM BASED HEREON ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Parent and the Borrower (i) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that this waiver constitutes a material inducement for the Administrative Agent and the Lenders to execute this Credit Agreement and make the Loans.

25.              CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by all of the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Parent or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a)        without the written consent of the Parent, the Borrower and each Lender directly affected thereby:

(i)         reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Loans or the amount of the Commitment Fees or Letter of Credit Fees (other than interest accruing pursuant to §5.11 following the effective date of any waiver by the Required Lenders of the Event of Default relating thereto);

(ii)         increase the amount of the Total Commitment or any Lender’s Commitment or extend the expiration date of the Total Commitment or any Lender’s Commitment;

(iii)        postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender or waive any Event of Default relating thereto (it being understood that (A) a waiver of the application of the Default Rate, (B) any vote to rescind any acceleration made pursuant to §12.1 of amounts owing with respect to the Loans and other Obligations and (C) any modifications of the provisions relating to amounts or timing of prepayments of Loans and other Obligations shall require only the approval of the Required Lenders); or

(iv)        release the Borrower from any Obligations consisting of principal, interest, fees, reimbursement obligations, expenses, or indemnities, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations under the Guaranties (excluding, if the Parent or any Subsidiary of the Parent becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

(b)        without the written consent of all of the Lenders, (i) amend or waive this §25 or the definition of Required Lenders, (ii) increase the advance rates set forth in the definition of the Borrowing Base, (iii) amend the definition of Availability Reserve, Borrowing Base, Eligible Accounts Receivable, Eligible Finished Goods Inventory, Eligible Inventory, Eligible Raw Materials Inventory, Net Book Value or Net Orderly Liquidation Value, in each case, in a manner which would result in more credit being made available to the Borrower hereunder; or (iv) amend or waive §12.4;

(c)        without the written consent of the Administrative Agent, amend or waive §2.6.2, §2.16, §4, §14, the amount or time of payment of the Administrative Agent’s Fee or any Letter of Credit Fees payable for the Administrative Agent’s or the Issuing Bank’s account or any other provision applicable to the Administrative Agent or the Issuing Bank;

(d)        without the written consent of the Cash Management Bank, amend or waive any provision applicable to the Cash Management Bank;

(e)        without the written consent of the Issuing Bank, amend or waive §4 or any other provision applicable to the Issuing Bank; or

(f)         in the event of any change in the Person acting as the Administrative Agent, the Issuing Bank or the Cash Management Bank hereunder, without the written consent of the Person formerly acting as Administrative Agent, Issuing Bank or Cash Management Bank, amend or waive any provision of this Credit Agreement accruing to the benefit of such Person in respect of all actions taken or omitted to be taken by either of them prior to such change.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Parent or the Borrower shall entitle the Parent or the Borrower to other or further notice or demand in similar or other circumstances.

26.              SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction. The parties agree that they will negotiate in good faith to replace any provision hereof so held invalid or unenforceable with a valid provision which is as similar as possible to the invalid or unenforceable provision.

27.              CONFIDENTIALITY.

Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives in connection with this Credit Agreement and the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Article 27, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent and its obligations or the Borrower and its obligations, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Article 30 or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Parent or any Subsidiary of the Parent relating to the Parent or any Subsidiary of the Parent or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary of the Parent; provided that, in the case of information received from the Parent or any Subsidiary of the Parent after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary of the Parent, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws. To the extent practicable and possible in compliance with applicable law, regulation, proceeding or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

The Parent and the Borrower hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Parent and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Borrower or their securities) (each, a “Public Lender”). The Parent and the Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent and the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lender and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Parent, the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in this Article 30); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

28.              USA PATRIOT ACT.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

29.              DESIGNATION OF PERMITTED LIENS.

The designation of a Lien as a Permitted Lien is not, and shall not be deemed to be, an acknowledgment by the Administrative Agent or the Lenders to any Person that the Lien shall have priority over any Lien of the Administrative Agent granted in any Loan Document.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

QUAKER FABRIC CORPORATION OF FALL RIVER QUAKER FABRIC CORPORATION

By:
	Name:	Paul J. Kelly
	Title:	Vice President Finance

Revolving Credit and Term Loan Agreement

BANK OF AMERICA, N.A., individually and as Administrative Agent and Issuing Bank

By:
	Name:	Matthew T. O'Keefe
	Title:	Senior Vice President

FLEET NATIONAL BANK, as Cash Management Bank

By:
	Name:	Matthew T. O'Keefe
	Title:	Vice President

Revolving Credit and Term Loan Agreement

WELLS FARGO FOOTHILL, LLC

By:
Name:

Revolving Credit and Term Loan Agreement

MERRILL LYNCH CAPITAL, A DIVISION OF MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

By:
Name:

Revolving Credit and Term Loan Agreement

EXHIBIT A

FORM OF LOAN REQUEST

___________ __, 20__

Bank of America, N.A., as Administrative Agent

Mail Stop: MA5-503-07-19

One Federal Street

Boston, Massachusetts 02110

Attention: Matthew O’Keefe

Telecopy No. (617) 654-1167

Ladies and Gentlemen:

Reference is hereby made to that certain Revolving Credit and Term Loan Agreement dated as of May 18, 2005 (as the same may be amended and in effect from time to time, the “Credit Agreement”), among Quaker Fabric Corporation of Fall River, a Massachusetts corporation (the “Borrower”), Quaker Fabric Corporation, a Delaware corporation (the “Parent”), Bank of America, N.A., as administrative agent (hereinafter, the “Administrative Agent”) for itself and the other lending institutions party thereto (hereinafter, collectively the “Lenders”), the Lenders, Bank of America, N.A., as Issuing Bank, and Fleet National Bank, as Cash Management Bank. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2.6.1 of the Credit Agreement, the undersigned hereby requests that a Revolving Loan consisting of [a Base Rate Loan in the principal amount of $__________] or [a LIBOR Rate Loan in the principal amount of $__________] with an Interest Period of _______________ be made on __________ __, 20__ to the Borrower. This request is irrevocable and binding on the Borrower and obligates the Borrower to accept the requested Revolving Loan on such date.

I hereby certify (a) that, on today’s date, after giving effect to the requested Revolving Loan, the aggregate outstanding principal amount of the Revolving Loans is $                 , the Maximum Drawing Amount of all Letters of Credit issued for the account of the Borrower is $              , the Unpaid Reimbursement Obligations is $                 , and the Revolving Exposure is $_________________, (b) that the Borrower will use the proceeds of the requested Loan or any Letter of Credit in accordance with the provisions of §7.11 of the Credit Agreement, (c) that each of the representations and warranties contained in the Credit Agreement or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement, changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and changes disclosed to the Lenders in writing and accepted by the Lenders, and to the extent that such representations and warranties related expressly to an earlier date) and (d) that no Default or Event of Default has occurred and is continuing.

Very truly yours,

QUAKER FABRIC CORPORATION OF FALL RIVER

By:_______________________________

Name:
Title:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

___________ __, 20__

Bank of America, N.A., as Administrative Agent

Mail Stop: MA5-503-07-19

One Federal Street

Boston, Massachusetts 02110

Attention: Matthew O’Keefe

Ladies and Gentlemen:

Reference is hereby made to that certain Revolving Credit and Term Loan Agreement dated as of May 18, 2005 (as the same may be amended and in effect from time to time, the “Credit Agreement”), among Quaker Fabric Corporation of Fall River, a Massachusetts corporation (the “Borrower”), Quaker Fabric Corporation, a Delaware corporation (the “Parent”), Bank of America, N.A., as administrative agent (hereinafter, the “Administrative Agent”) for itself and the other lending institutions party thereto (hereinafter, collectively the “Lenders”), the Lenders, Bank of America, N.A., as Issuing Bank, and Fleet National Bank, as Cash Management Bank. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §7.4(d) of the Credit Agreement, the Parent, by its principal financial or accounting officer, hereby certifies to you as follows: (a) the information furnished in the calculations attached hereto was true and correct as of the last day of the fiscal quarter ended ______________ ___, 20__; (b) as of the date of this certificate, there exists no Default or Event of Default or condition which would, with either or both the giving of notice or the lapse of time, result in a Default or Event of Default; and (c) the financial statements delivered herewith were prepared in accordance with GAAP applied on a basis consistent with prior periods.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned officer has executed this Compliance Certificate as of the date first written above.

QUAKER FABRIC CORPORATION

By:
Name:
Title:

COMPLIANCE CERTIFICATE WORKSHEET

As of ___________ __, 20__

I.	Section 9.1 – Minimum Consolidated EBITDA

for the [two][three][four] Fiscal Quarters[1] ending on __________ __, 20__

A.	Net income (or deficit) of the Parent and its Subsidiaries for such period:	$

B.	income taxes accrued during such period (to the extent deducted in calculating net income):	$

C.	interest and fees in respect of Indebtedness (including amounts accrued or paid in respect of Derivative Agreements) during such period (whether or not actually paid in cash during such period)
	(to the extent deducted in calculating net income):	$

D.	depreciation accrued for such period (to the extent deducted in calculating net income):	$

E.	amortization accrued for such period (to the extent deducted in calculating net income):	$

F.	other non-cash charges (including asset impairment charges) accrued for such period (to the extent deducted in calculating net income):	$

G.	Eligible Non-Recurring Charges for such period:	$

H.	extraordinary losses during such period:	$

I.	Sum of Lines I.A through I.H:	$

J.	extraordinary gains during such period (to the extent such items were added in calculating net income):	$

K.	proceeds received during such period in respect of Casualty
Events and dispositions of any property (other than dispositions in the ordinary course of business on ordinary business terms)
	(to the extent such items were added in calculating net income):	$

L.	Sum of Lines I.J and I.K:	$

_________________________

1 At the end of FQ2 of 2005, Consolidated EBITDA shall be determined for the two (2) consecutive Fiscal Quarters then ending, and at the end of FQ3 of 2005, Consolidated EBITDA shall be determined for the three (3) consecutive Fiscal Quarters then ending.

M.	Consolidated EBITDA:
	(Result of Lines I.I minus I.L):	$

Minimum Consolidated EBITDA		$	[__________]

II.	Section 9.2 – Fixed Charge Coverage Ratio

as at __________ __, 20__

A.	Consolidated EBITDA (see Line I.M) for the four Fiscal Quarter period ending on date of determination:	$

B.	aggregate amount of all Non-Financed Capital Expenditures made during such period:	$

C.	aggregate amount paid, or required to be paid (without duplication), in cash in respect of the current portion of all income taxes for such period:	$

D.	aggregate amount of dividends and distributions permitted to be paid by Parent under §8.4 of the Credit Agreement (if any) and actually paid in cash during such period:	$

E.	Result of Line II.A minus Line II.B minus Line II.C minus Line II.D:	$

F.	tax refunds received in cash during such period:	$

G.	Sum of Lines II.E and II.F:	$

H.	Consolidated Interest Expense for such period:	$

I.	aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money (including the principal component of any payments in respect of Capitalized
Leases) paid or required to be paid during such period
(excluding payments made pursuant to §3.2.1(b) of the Credit
Agreement):
$

J.	Sum of Lines II.H and II.I:	$

K.	Fixed Charge Coverage Ratio	$

	1. Ratio of Line II.G to Line II.J:	$ :

Minimum Fixed Charge Coverage Ratio	[______]:1.00

III.	Section 9.3 – Capital Expenditures

[for FQ1 of 2005 through FQ2 of 2005]
[for FQ1 of 2005 through FQ3 of 2005]
[for Fiscal Year __________ ]

A.	Capital Expenditures:	$

Maximum Capital Expenditures	$[__________]

IV.	Consolidated Total Funded Debt to EBITDA Ratio

for Fiscal Quarter ending on __________ __, 20__

A.	Consolidated Total Funded Debt as of such date:	$

B.	Consolidated EBITDA for the four Fiscal Quarter period ending on such date of determination:

	1. See Line I.M:	$

C.	Consolidated Total Funded Debt to EBITDA Ratio

	1. Ratio of Line IV.A to Line IV.B.1:	[______]:1.00

EXHIBIT C

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:	_______________________________________

2.	Assignee:	_______________________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Quaker Fabric Corporation of Fall River

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Revolving Credit and Term Loan Agreement, dated as of May 18, 2005 (the “Credit Agreement”), among the Borrower, Quaker Fabric Corporation, the Lenders parties thereto, the Administrative Agent,

_________________________

1Select as applicable.

Bank of America, N.A., as Issuing Bank, and Fleet National Bank, as Cash Management Bank

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%

[7.	Trade Date:	______________][4]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

_________________________

2Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Commitment,” “Term Loan,” etc.)

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

3Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

4To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________

Title:

[Consented to and]5 Accepted:

BANK OF AMERICA, N.A., as

Administrative Agent

By:______________________________

Title:

[Consented to:]6

QUAKER FABRIC CORPORATION

OF FALL RIVER

By:______________________________

Title:

_________________________

5To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

6To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

Revolving Credit and Term Loan Agreement, dated as of May 18, 2005 (the “Credit Agreement”), among Quaker Fabric Corporation of Fall River, Quaker Fabric Corporation, the Lenders parties thereto, Bank of America, N.A., as Administrative Agent and Issuing Bank, and Fleet National Bank, as Cash Management Bank

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.                 Representations and Warranties.

1.1               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.               Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to §§6.2 and 7.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.               Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.                General Provisions.  This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

Exhibit D-1 Form of Borrowing Base Certificate

Company Name:	QUAKER FABRIC CORPORATION OF FALL RIVER	Date: / /	Certificate Number:

1.	ACCOUNTS RECEIVABLE (Line 5 of previous BBC dated _____/_____/_____ )	$		Fleet Used Only
2.	Additions to Accounts Receivable since last BBC
(A) New Sales Dated ____/____/____ to ____/____/____ $
(B) Other Additions ______________________________ $
(Explain)
	(C) TOTAL ADDITIONS	$	+
3.	Reductions to Accounts Receivable since last BBC
(A) Cash Collections Dated ___/___/___ to ___/___/___ $
(B) Discounts issued since last BBC $
(C) Credit Memos issued since last BBC $
(D) Other Reductions since last BBC (*Explain) $
	(E) TOTAL REDUCTIONS		$-
4.	Other Adjustments to Accounts Receivable ____________________________	$	+/-
(Explain)
5.	NEW ACCOUNTS RECEIVABLE BALANCE (Total of Lines 1, 2C, 3E, and 4)	$
6.	Total Ineligible Accounts (Line 2 of previous Collateral Update Certificate dated _______/_______/_______)	$
7.	Eligible Accounts Receivable (Line 5 minus Line 6)	$
8.	Accounts Receivable Availability (____% of Line 7)	$
9.	Inventory Availability (Line 6 of previous Collateral Update Certificate dated _____/_____/_____)	$
10.	Other Availability _________________________________________________	$
(Explain)
11.	Other Availability _________________________________________________	$
(Explain)
12.	Total Gross Availability (The lesser of the total of Lines 8 through 11 or the Credit Line of $_________________ )	$
13.	BEGINNING LOAN BALANCE (Line 17 of previous BBC dated ____/____/____ )	$
14.	Plus Borrowing requested	$	+
15.	Less A/R cash collections remitted against loan since last BBC. (Total must correspond to amount listed on Line 3A)
(A) Date ________ Amt. $ ____________ (D) Date ________ Amt. $ ___________
(B) Date ________ Amt. $ ____________        (E) Date ________ Amt. $ ___________
(C) Date ________ Amt. $ ____________        (F) Date ________ Amt. $ ___________

	(G) TOTAL CASH REMITTED		$-
16.	Other Adjustments and Non-A/R cash applied to loan. (*Explain)	$	+/-
17.	New Loan Balance (Line 13 plus Line 14 minus Line 15G plus or minus Line 16)	$
18.	Trade L/Cs Outstanding	$
19.	Total of FX, SBLC, BA and Bill of Lading Exposures	$
20.	NET AVAILABILITY (Line 12 minus the total of Lines 17, 18, & 19)	$
*Explain:

The company named in the box above labeled "Company Name" (the "Company"), by its duly authorized officer signing below, hereby certifies that (a) the information set forth in this certificate is true and correct as of the date(s) indicated herein and (b) the Company is in compliance with all terms and provisions contained in (i) the loan or other agreement between the Company and Fleet pursuant to which this certificate is delivered (the "Agreement") and (ii) any and all documents, instruments and agreements evidencing, governing or securing the Agreement or otherwise executed in connection therewith.

Prepared by: _________________________________ Rev. 9/00	Authorized Signature: (1) _________________________________

(1) If this document is being transmitted electronically, the Borrower acknowledges that by entering the name of its duly authorized officer on the Certificate, that officer has reviewed the Certificate and affirmed the representations, warranties and certifications referenced above.

Exhibit D-2 Form of Collateral Update Certificate
	Company Name: QUAKER FABRIC CORPORATION OF FALL RIVER		Date: / /
1.	Period End Accounts Receivable as of ____ /____ /____		$
2.	Accounts Receivable Ineligibles as of ____ /____ /____
Accounts	over_____days from Due / Invoice Date	$
Intercompany Accounts	(CIRCLE ONE)	$
Government Accounts		$
Contra Accounts		$
Foreign Accounts		$
	_____% Cross-aging Exclusion	$
	Other _________________________	$
	Other _________________________	$
	TOTAL INELIGIBLES		$
$
3.	Eligible Accounts Receivable (Line 1 minus Line 2)		_____ %
4.	Accounts Receivable Advance Rate		$
5.	Accounts Receivable Availability (Line 3 times Line 4)

6.	Inventory as of / / Source:

Type	Gross Amount	(-) Ineligible	(X) Adv.Rate	(=) Available or CAP

Total Inventory Availability				$

7.	Other Availability _____________________________________________		$
8.	Other Availability _____________________________________________		$
9.	Total Gross Availability	(The lesser of the total of Lines 5, 6, 7 and 8 or Credit Line of $___________________)	$

10.	Loan Balance		$
11.	Trade L/Cs Outstanding		$
12.	Total of FX, SBLC, BA, and Bill of Lading Guarantee Exposures		$
13.	Net Availability (Line 9 minus the total of Lines 10, 11, & 12)		$

The Company named in the box above labeled "Company Name" (the "Company"), by its duly authorized officer signing below, hereby certifies that (a) the information set forth in this certificate is true and correct as of the date(s) indicated herein and (b) the Company is in compliance with all terms and provisions in (i) the loan or other agreement between the Company and Fleet pursuant to which this certificate is delivered (the "Agreement") and (ii) any and all documents, instruments and agreements evidencing, governing or securing the Agreement or otherwise executed in connection therewith.

Prepared by	Authorized Signature (1)

(1) If this document is being transmitted electronically, the Borrower acknowledges that by entering the name of its duly authorized officer, that officer has reviewed the Certificate and affirmed the representations and warranties referenced above.

Exhibit D-3 Form of Accounts Receivable / Loan Reconciliation

Company Name: QUAKER FABRIC CORPORATION OF FALL RIVER				Date: / /

A.	Activity for the period dated _____ /_____ /_____ to _____ /_____ /_____
B.	Borrowing Base Certificates for the period numbered #_______ to #_______

Accounts Receivable Reconciliation:
1.	Ending A/R Balance (from Line 5 of the last BBC of the period):			$
2.	Correcting entries or items in-transit; explain and indicate the Borrowing Base the correction or in-transit item will be posted on (see instructions):
	Description	$ Amount (+/-)	BBC #

	Total Increase(Decrease) to A/R Balance from Subsequent Activity:			$
3.	Adjusted Period End Accounts Receivable Balance (Line 1 plus/minus Line 2):			$
4.	End of Period Accounts Receivable Balance per A/R Aging:			$
5.	Variance between Line 3 and Line 4:			$
Explain:

Loan Reconciliation
A.	Ending Loan Balance (from Line 17 of the last BBC of the period):			$
B.	Correcting entries or items in-transit; explain and indicate the Borrowing Base the correction or in-transit item will be posted on (see instructions):
	Description	$ Amount (+/-)	BBC #

	Total Increase(Decrease) to Loan Balance from Subsequent Activity:			$
C.	Adjusted Period End Loan Balance (Line A plus/minus Line B):			$
D.	End of Period Loan Balance per General Ledger or other company records:			$
E.	Variance between Line C and Line D:			$
Explain:

The Company named in the box above labeled "Company Name" (the "Company"), by its duly authorized officer signing below, hereby certifies that (a) the information set forth in this certificate is true and correct as of the date(s) indicated herein and (b) the Company is in compliance with all terms and provisions in (i) the loan or other agreement between the Company and Fleet pursuant to which this certificate is delivered (the "Agreement") and (ii) any and all documents, instruments and agreements evidencing, governing or securing the Agreement or otherwise executed in connection therewith.

Prepared by	Authorized Signature (1)

(1) If this document is being transmitted electronically, the Borrower acknowledges that by entering the name of its duly authorized officer, that officer has reviewed the Reconciliation and affirmed the representations and warranties referenced above.

EXHIBIT E

FORM OF REVOLVING NOTE

$________	May 18, 2005

FOR VALUE RECEIVED, the undersigned Quaker Fabric Corporation of Fall River, a Massachusetts corporation (the “Borrower”), hereby promises to pay to the order of ____________ (the “Lender”) at the Lender’s office at _________________:

(a)        prior to or on the Maturity Date, the principal amount of ____________ DOLLARS ($________) or, if less, the aggregate unpaid principal amount of Revolving Loans advanced by the Lender to the Borrower pursuant to the Revolving Credit and Term Loan Agreement dated as of May 18, 2005 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrower, Quaker Fabric Corporation, a Delaware corporation (the “Parent”), the Lender, the other lending institutions party thereto, and Bank of America, N.A., as Administrative Agent and Issuing Bank, and Fleet National Bank, as Cash Management Bank;

(b)        the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c)        interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the maturity date hereof at the times and at the rate provided in the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Revolving Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Revolving Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

QUAKER FABRIC CORPORATION OF FALL RIVER

By:
Name:
Title:

		Amount of	Balance of
	Amount	Principal Paid	Principal	Notation
Date	of Loan	or Prepaid	Unpaid	Made By:

EXHIBIT F

FORM OF TERM NOTE

$_________	May 18, 2005

FOR VALUE RECEIVED, the undersigned Quaker Fabric Corporation of Fall River, a Massachusetts corporation (the “Borrower”), hereby promises to pay to the order of___________, (the “Lender”) at the Lender’s office at ______________:

(a)        prior to or on the Maturity Date the principal amount of ___________ DOLLARS ($________), evidencing the Term Loan made by the Lender to the Borrower pursuant to the Revolving Credit and Term Loan Agreement dated as of May 18, 2005 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrower, Quaker Fabric Corporation, a Delaware corporation (the “Parent”), the Lender, the other lending institutions party thereto, and Bank of America, N.A., as Administrative Agent and Issuing Bank, and Fleet National Bank, as Cash Management Bank;

(b)        the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c)        interest from the date hereof on the principal amount from time to time outstanding to and including the maturity hereof at the rates and times and in all cases in accordance with the terms of the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement, the Security Documents and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Lender to make or cause to be made, at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the receipt of such payment. The outstanding amount of the Term Loan set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to the Term Loan shall be prima facie evidence of the principal amount of the Term Loan owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

QUAKER FABRIC CORPORATION OF FALL RIVER

By:
Name:
Title: